Exhibit 99.12

Public Accounts

Ministry of Finance

Office of the Comptroller General

For the Fiscal Year Ended March 31, 2014

BRITISH COLUMBIA

National Library of Canada Cataloguing in Publication Data

British Columbia.  Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia.  Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals.

2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals.

1. British Columbia.  Ministry of Finance.

2. Title.

HJ13.B74     352.4’09711’05     C2001–960204–9

July 15, 2014

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2014.

MICHAEL DE JONG
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Michael de Jong

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2014.

Respectfully submitted,

STUART NEWTON
Comptroller General

British Columbia’s Public Accounts

Staying the Course

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in fiscal year 2013/14.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. Although accounting policies are based in Public Sector Accounting Standards, the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements.

These determinations can be challenging, particularly in a time of continuing significant change in national and international accounting standards. To ensure due dilligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community. In preparing the province’s financial statements, our objective is to ensure they not only comply with the technical requirements of Public Sector accounting, but also provide useful and understandable information about government’s financial results and the financial position of the province. In addressing these challenges, the province is supported by the independent Accounting Policy Advisory Committee established under the Budget Transparency and Accountability Act in 2001.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help to demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

We are fortunate in British Columbia to have had a review of the budget and reporting process. The Budget Process Review Panel report set out some very clear principles for financial reporting based on user needs. This has guided our principles–based financial reporting since then. Currently, much of the challenge related to changing accounting standards relates to PSAB moving away from a revenue and expense model to an asset and liability model. This is moving the accounting further away from some of the principles included in the Budget Process Review Panel report. These principles have been used by government as the basis for budgeting annual expenditures. They have also been relied upon by users of the financial statements in establishing the government’s accountability for financial management and ensuring consistency in presentation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

To provide financial statement users with assurance over the reliability of the Public Accounts, the Auditor General expresses his independent opinion on the Summary Financial Statements and Debt Summary Report. This year the Auditor General has once again provided a qualified opinion, identifying areas where he believes the financial statements depart from the Canadian generally accepted accounting principles.  While our judgement differs from that of the Auditor General, those differences are identified and quantified in the audit opinion, and disclosure is provided in the notes to the financial statements to ensure users are fully informed. Although disclosure is not an alternative to financial statement recognition, our main concern in addressing areas of disagreement is to ensure transparency and support a full understanding of the basis and nature of qualification while we engage the national community to resolve differences of application.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and his staff for their cooperation and support in preparing the 2013/14 Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Stuart.Newton@gov.bc.ca; by telephone at 250–387–6692, or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Economic Highlights	12
Discussion and Analysis	13

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Cash Flow	44
Notes to Consolidated Summary Financial Statements	46
Reporting Entity	85
Consolidated Statement of Financial Position by Sector	88
Consolidated Statement of Operations by Sector	92
Statement of Financial Position for Self–supported Crown Corporations and Agencies	96
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	98
Consolidated Statement of Tangible Capital Assets	100
Consolidated Statement of Guaranteed Debt	101

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	105
SUCH Statement of Financial Position	108
SUCH Statement of Operations	110
Consolidated Staff Utilization	111

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	115
Statement of Operations	117
Statement of Cash Flow	118
Schedule of Net Revenue by Source	120
Schedule of Comparison of Estimated Expenses to Actual Expenses	122
Schedule of Financing Transaction Disbursements	124
Schedule of Write–offs, Extinguishments and Remissions	125

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	129
Provincial Debt (Unaudited)	130
Change in Provincial Debt (Unaudited)	131
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	132
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	132
Change in Provincial Debt, Comparison to Budget (Unaudited)	133
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	134
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	135
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	137
Summary of Provincial Debt	139
Key Indicators of Provincial Debt	141
Summary of Performance Measures	142

Definitions (Unaudited)	143

Acronyms (Unaudited)	146

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write–offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3–7 of the Estimates—Fiscal Year Ending March 31, 2014 Presented to the Legislative Assembly June 27, 2013.

•                  The province ended the year with a surplus of $353 million, compared to a budgeted surplus of $153 million. Revenues were $511 million lower than budget estimates, offset by $561 million savings in budgeted government spending. The $150 million forecast allowance was not used.

•                  In 2013/14, the province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $1,016 million. Capital investment is financed through a combination of debt, partnerships with the private sector and cost sharing with partners such as Federal and Municipal governments.

•                  Total provincial debt, the most commonly used measure of debt, increased by $4,877 million in 2013/14 to finance capital infrastructure and support working capital requirements for programs and initiatives. For accounting purposes, financial statement debt increased by $3,963 million in 2013/14. A reconciliation of total provincial debt to financial statement debt is included on page 132 of the Public Accounts.

•                  In calendar year 2013, the provincial economy grew by 2.0% as measured by real GDP. This is equal to the national average rate of 2.0%. The province’s ratio of net liabilities to GDP was 17.2%.

•                  British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service affirmed the province a rating of AA(high), Standard & Poor’s affirmed the province’s rating of AAA, and Moody’s Investors Service Inc. affirmed the province’s rating of Aaa.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 2.0% in the 2013 calendar year, the fifth highest rate among provinces and equal to the national average of 2.0%, according to preliminary GDP by industry data from Statistics Canada. The 2.0% growth for British Columbia in 2013 is higher than the government’s Budget 2014 estimate of 1.4%.

Real Gross Domestic Product in Calendar Year 2013

Growth was observed across most major industries in 2013 with the exception of utilities (down 2.9%), public administration (down 1.0%) and manufacturing (down 0.2%). The strongest gains among industries in 2013 were observed in mining, quarrying and oil and gas extraction (up 5.1%), finance and insurance services (up 3.8%) and real estate, rental and leasing services (up 3.7%). Wholesale and retail trade, construction, as well as accommodation and food services, also saw steady gains in 2013.

Retail sales, an indicator of consumer spending, increased by 2.4% in 2013. Also, the value of merchandise exports from British Columbia increased by 6.3% in 2013 due to strong external demand for BC products.

Unemployment Rate in Calendar Year 2013

British Columbia saw its annual unemployment rate decline slightly in 2013, as it fell to 6.6% from the 6.7% rate observed in 2012. The unemployment rate in BC in 2013 was lower than the national average of 7.1%. The average level of employment in 2013 was higher than the pre–recession level observed in 2008 (by about 41,700 jobs).

Per Capita Information

Per capita information describes the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. Expense per capita and net liabilities per capita remained stable in the year while revenue per capita increased slightly from $9,256 to $9,543.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Summary Accounts Surplus (Deficit)

				Variance
	In Millions			2013/14	2013/14
	2013/14	2013/14	2012/13	Actual	vs
	Budget	Actual	Actual	to Budget	2012/13
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	41,424	41,027	39,273	(397)	1,754
Expense	(43,936)	(43,375)	(43,201)	561	(174)
Taxpayer–supported net earnings	(2,512)	(2,348)	(3,928)	164	1,580
Self–supported Crown corporation net earnings	2,815	2,701	2,776	(114)	(75)
Surplus (deficit) before unusual items	303	353	(1,152)	50	1,505
Forecast allowance	(150)			150	0
Surplus (deficit) for the year	153	353	(1,152)	200	1,505

The province ended the year with a surplus of $353 million, which was $200 million higher than the surplus forecast in the Budget and Fiscal Plan 2013/14 – 2015/16. The 2013/14 surplus of $353 million was $1,505 million more than the deficit of $1,152 million in fiscal year 2012/13.

During the 2013/14 fiscal year, the province continued to invest in capital projects. Investments in infrastructure, including the Interior Heart and Surgical Centre, Lakes District Hospital replacement, North Island Hospital Project, Children’s and Women’s Hospitals Redevelopment Project, Surrey Memorial Hospital Emergency Department and Critical Care Tower Project, School of Design at Kwantlen Polytechnic University, Trades Training Facility Expansion and Replacement Project at Okanagan College, investments in public transit, the Cariboo Connector Program, Highway 1 Improvements–Kamloops to Alberta border and various upgrades and improvements to facilities in the Education sector, as well as the province’s power generation and transmission facilities, which ensure the necessary infrastructure is in place to meet key service delivery needs and support economic development in BC.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Components of Surplus (Deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	17,702	19,031	20,145	21,050	20,930
Contributions from federal government	6,927	8,009	7,718	7,044	7,502
Fees and licences	4,121	4,440	4,735	4,907	5,210
Miscellaneous	2,615	2,696	2,685	2,626	3,194
Natural resources	2,649	2,729	2,812	2,473	2,955
Net earnings of self–supported Crown corporations	3,033	2,940	2,691	2,776	2,701
Investment income	931	843	1,022	1,173	1,236
Total revenue	37,978	40,688	41,808	42,049	43,728

Provincial revenues increased by $1,679 million in 2013/14. The improvement in provincial revenue was led by increases in contributions from the federal government, natural resource revenues, and fees and licences. Increases in these significant sources of revenue were offset by decreases in taxation and earnings from self–supported Crown corporations.

In 2013/14, tax revenue decreased by $120 million (0.6%). Personal income tax revenue decreased by $115 million (1.6%) while corporate income tax revenue increased by $223 million (10.1%). Harmonized sales tax was replaced with provincial sales tax in the year, the amount of provincial sales tax received was $677 million (11.3%) less than the amount received under the harmonized sales tax in 2012/13 including adjustments to prior year estimates of $250 million. Tobacco tax increased by $109 million (17.7%), and there was a $179 million increase (23.6%) in property transfer tax revenue from 2012/13. All other tax revenues increased by $161 million over the same period.

Contributions from the federal government were $458 million higher than contributions received in 2012/13. This increase was the result of annual increase to the provinces per capita share of Canada Health and Social transfers.

Natural resource revenues increased by $482 million (19.5%) from 2012/13 to 2013/14. Petroleum, natural gas and mineral royalties were $230 million (17.1%) more than in 2012/13. Forest revenues increased by $157 million (27.9%) and other sources of natural resource revenue increased by $95 million (16.7%) over 2012/13.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has increased marginally in 2013/14 ending the year at 16.0%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Total revenue increased in 2013/14. This improvement is the result of increases in contributions from the federal government, natural resource revenues and revenues generated from surplus asset sales.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category. Natural resource revenue is among the most volatile revenue sources for the province because it is vulnerable to market fluctuations in commodity prices.

Petroleum, natural gas and mineral revenues increased by $230 million from 2012/13. These categories of natural resource revenue account for 53.2% of natural resource revenue compared to 54.3% in 2012/13.

Forestry revenue increased by $157 million in 2013/14. The proportion of natural resource revenue derived from forestry increased to 24.3% in 2013/14 from 22.7% in 2012/13.

Water and other resource revenues increased by $95 million in the year.

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the Federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $458 million in 2013/14. This increase was the result of an increase in the province’s per capita share of Canada Health and Social transfers.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, natural resources and economic development, transportation, other, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	15,385	15,992	16,917	17,502	17,862
Education	11,052	11,165	11,227	11,528	11,827
Social services	3,573	3,786	3,940	3,990	3,805
Interest	2,197	2,252	2,383	2,390	2,482
Natural resources and economic development	2,264	2,349	1,873	2,092	1,755
Transportation	1,474	1,580	1,544	1,552	1,554
Other	1,407	1,208	1,415	1,346	1,184
Protection of persons and property	1,535	1,448	1,512	1,539	1,520
General government	903	1,146	2,834	1,262	1,386
Total expense	39,790	40,926	43,645	43,201	43,375

Government program spending increased by $174 million in 2013/14.

In 2013/14, the province increased spending on health by $360 million (2.1%) and education by $299 million (2.6%). These increases were offset by decreased spending in the natural resource sector of $337 million (16.1%), and the social services sector of $185 million (4.6%). Spending in all other sectors increased by $37 million in 2013/14.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

In 2013/14, provincial operating expenses were $43,375 million, a $174 million (0.4%) increase from 2012/13. Program spending has increased by $3,585 million (9.0%) since 2009/10. This is compared to increases in GDP of 15.2% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 19.6% to 19.2% in 2013/14, indicating that government spending increased at a rate below economic growth as represented by GDP.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2012/13 to 2013/14

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2012/13 (Deficit)	42,049	43,201	(1,152)
Decrease in taxation revenue	(120)		(120)
Increase in federal contributions	458		458
Increase in fees and licences revenue	303		303
Increase in natural resource revenue	482		482
Increase in other revenue	556		556
Increase in health spending		360	(360)
Increase in education spending		299	(299)
Decrease in social services spending		(185)	185
Decrease in natural resource and economic development		(337)	337
Increase in other services spending		37	(37)
Subtotal of changes in actual results	1,679	174	1,505
	43,728	43,375
2013/14 Surplus			353

2012/13 Accumulated Surplus			1,301
2013/14 Accumulated Surplus before Accumulated Other Comprehensive income			1,654
Accumulated other comprehensive income from self–supported Crown corporations and agencies			481
2013/14 Accumulated Surplus			2,135

The increase in total revenue of $1,679 million, offset by the increase in total expense of $174 million, resulted in a surplus that was $1,505 million higher than 2012/13. The accumulated surplus of $1,301 million in 2012/13 increased by the annual surplus of $353 million, and accumulated other comprehensive income from self–supported Crown corporations and agencies of $481 million, which resulted in an ending accumulated surplus of $2,135 million for 2013/14.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Changes from 2013/14 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per Budget March 2013	44,239	43,936	(150)	153
Decreased taxation revenue	(402)			(402)
Decreased self–supported Crown corporations earnings	(114)			(114)
Increased natural resource revenue	109			109
Increased investment earnings	55			55
Decreased other revenues	(159)			(159)
Decreased health spending		(564)		564
Increased social services spending		164		(164)
Increased protection of persons and property spending		142		(142)
Decreased other program spending		(303)		303
Forecast allowance			150	150
Subtotal of changes in actual results compared to budget	(511)	(561)	150	200
Actual Results	43,728	43,375	0	353

Revenue was $511 million (1.2%) lower than the budgeted amount of $44,239 million and expenses were $561 million (1.3%) lower than the budget of $43,936 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

				Variance
	In Millions			2013/14	2013/14
	2013/14	2013/14	2012/13	Budget	vs
	Budget	Actual	Actual	to Actual	2012 /13
	$	$	$	$	$
Financial assets	40,503	39,733	37,586	(770)	2,147
Less: liabilities	(80,070)	(78,510)	(75,602)	1,560	(2,908)
Net Liabilities	(39,567)	(38,777)	(38,016)	790	(761)
Less: non–financial assets	41,226	40,912	39,471	(314)	1,441
Accumulated surplus	1,659	2,135	1,455	476	680

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2014, the accumulated surplus was $2,135 million, $476 million higher than budget. The $680 million increase in accumulated surplus compared to 2012/13 reflects the annual surplus of $353 million, plus the change in other comprehensive income of self–supported Crown corporations, which increased by $327 million.

Financial assets were $2,147 million higher than 2012/13. Compared to 2012/13, cash, cash equivalents, and temporary investments decreased by $372 million and other financial assets decreased by $786 million. These decreases were offset by increases in accounts receivables of $993 million, equity in self–supported Crown corporations and agencies of $298 million, and loans for the purchase of assets, recoverable from agencies of $2,014 million.

Liabilities increased by $2,908 million from 2012/13. Compared to 2012/13, self–supported debt increased by $2,030 million and taxpayer–supported debt increased by $1,933 million to fund infrastructure programs, provide capital financing to self–supported Crown corporations and agencies, and support working capital requirements. Other liabilities, including accounts payable and deferred revenue, decreased by $1,055 million from 2012/13.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $1,441 million over 2012/13 as government invested in hospitals and health facilities, transportation infrastructure and post–secondary institutions.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2013/14, the province had an accumulated surplus of $2,135 million, $680 million higher than in 2012/13. The positive operating results of prior years and the current year provide the flexibility to protect core public services.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	2,911	3,060	3,235	3,174	2,802
Accounts receivable	2,537	2,342	2,408	2,456	3,449
Equity in self–supported Crown corporations and agencies	7,459	7,093	6,998	7,541	7,839
Loans for the purchase of assets, recoverable from agencies	11,471	12,947	14,846	16,907	18,921
Other financial assets	5,962	7,057	7,021	7,508	6,722
Total financial assets	30,340	32,499	34,508	37,586	39,733

In 2013/14, financial assets increased by $2,147 million over 2012/13 primarily due to an increase in capital loans to Crown agencies. Recoverable capital loans increased by $2,014 million as the province provided funding to Crown agencies for capital projects, equity in self–supported Crown corporations increased by $298 million, and all other financial assets decreased by $165 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	31,116	33,079	36,012	39,828	41,761
Self–supported debt	11,552	13,030	14,942	17,011	19,041
Total financial statement debt	42,668	46,109	50,954	56,839	60,802
Accounts payable and other liabilities	7,044	7,675	8,874	8,902	8,024
Deferred revenue	10,000	10,741	10,438	9,861	9,684
Total liabilities	59,712	64,525	70,266	75,602	78,510

In 2013/14, total liabilities increased by $2,908 million over 2012/13. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported debt increased in 2013/14 by $1,933 million, while self–supported debt increased by $2,030 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 26. Deferred revenue decreased by $177 million while accounts payable and other liabilities decreased by $878 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	32,219	34,278	35,692	36,762	37,778
Other non–financial assets	2,137	2,398	2,592	2,709	3,134
Total non–financial assets	34,356	36,676	38,284	39,471	40,912

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2014, non–financial assets were $40,912 million which was $1,441 million higher than 2012/13 and $6,556 million higher than 2009/10. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in tangible capital assets by $1,016 million in 2013/14, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,016 million in 2013/14, and $7,240 million since 2009/10. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	30,340	32,499	34,508	37,586	39,733
Less: liabilities	(59,712)	(64,525)	(70,266)	(75,602)	(78,510)
Net liabilities	(29,372)	(32,026)	(35,758)	(38,016)	(38,777)
Less: non–financial assets	34,356	36,676	38,284	39,471	40,912
Accumulated surplus	4,984	4,650	2,526	1,455	2,135

Net liabilities increased by $761 million in 2013/14, due to increased investment in infrastructure. The liabilities include deferred revenue of $9,684 million that represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

While the financial measure of net liabilities has increased, the financial position of the province remains positive as total assets, including both financial assets and investments in capital stock, are greater than the liabilities of the province. The accumulated surplus of the province was $2,135 million at the end of 2013/14, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the proportion of liabilities used to fund capital infrastructure has decreased from 57.5% in 2009/10 to 52.1% in 2013/14.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The stability in net liabilities to GDP is the result of net liabilities remaining in line with the increase in economic growth as represented by GDP in 2013/14. Net liabilities include deferred revenue that will be recognized as revenue in future periods as well as obligations to outside parties, including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2009/10	2010/11	2011/12	2012/13	2013/14
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	42,668	46,109	50,954	56,839	60,802
Less: sinking fund assets	(1,329)	(1,410)	(1,491)	(1,778)	(835)
Third party guarantees and non–guaranteed debt	546	455	730	755	726
Total provincial debt	41,885	45,154	50,193	55,816	60,693

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $109 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self–supported Crown corporations. Overall, total provincial debt increased by $4,877 million in 2013/14 because the government borrowed to fund capital projects and working capital requirements.

The largest increases in the debt of self–supported Crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $1,392 million and the debt of Transportation Investment Corporation which increased by $599 million. BC Transportation Financing Authority debt increased by $828 million; health sector debt increased by $347 million; education sector debt increased by $486 million; and the debt of other taxpayer supported entities increased by $410 million. Provincial government direct operating debt increased by $815 million compared to 2012/13.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2013/14 taxpayer–supported debt to GDP was 18.2%, lower than the budgeted level of 18.4%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2013/14, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2013: Aaa); Standard and Poor’s gave the province an AAA credit rating (2013: AAA); and Dominion Bond Rating Service gave the province an AA (high) credit rating (2013: AA (high)).

Credit Ratings May 2014

Rating Agency1

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (high)
Ontario	Aa2	AA–	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	A+	A (high)
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A+	A
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 129–142.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has decreased over the last five years from 4.2% in 2009/10. In 2013/14, the province spent 3.9 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2009/10, the government has reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                  assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•                  the outcome of litigation, arbitration, and negotiations with third parties;

•                  potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•                  utilization rates for government services such as health care, children and family services, and income assistance;

•                  exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•                  changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the deficit:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	$(millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$25 to $50[1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$117 to $125[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rate	1 percentage point	($93)
Debt	$500 million	($12)

1Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenue may be offset by changes in border tax revenue.

2Sensitivities can vary significantly, especially at lower prices.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 68 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2014

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ MICHAEL DE JONG
MICHAEL DE JONG

Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Summary Financial Statements

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (“the Government”), which comprise the consolidated statement of financial position as at March 31, 2014, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget Transparency and Accountability Act as set out in note 1(a) to the summary financial statements, and for such internal control as it determines is necessary to enable the preparation of financial statements that arc free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that 1 comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

Basis for Qualified Opinion

Inappropriate deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or

MINISTRY OF FINANCE
Independent Auditor’s Report - Summary Financial Statements

construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require that (i) transfers from other governments be recorded as revenues, except when the transfer meets the definition of a liability for the recipient government, and (ii) externally restricted funds received from non-government sources be recorded as revenue in the period in which the funds are used for the purpose(s) specified.

Had government made an adjustment, when this was first brought to its attention, for those funds received that in my opinion do not meet the definition of a liability or which have already been used for the purpose(s) specified, liabilities as at March 31, 2014 would have been less by $3,834 million, the accumulated surplus at the beginning of the year would have been greater by $3,602 and current year revenue would have been greater by $232 million.

Transportation Investment Corporation is now a government business enterprise

As discussed in my previous year’s opinion on the March 31, 2013 summary financial statements, the Transportation Investment Corporation was incorrectly classified as a government business enterprise, and this constituted a departure from Canadian public sector accounting standards. This caused me to modify my opinion on the financial statements for that year.

For the year ending March 31, 2014, the Transportation Investment Corporation now meets the criteria to be classified, in accordance with Canadian public sector accounting standards, as a government business enterprise. However, my opinion is modified as the Transportation Investment Corporation is incorrectly reflected as a government business enterprise in the comparative figures as at and for the year ended March 31, 2013.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2014, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with the Budget Transparency and Accountability Act as set out in note 1 (a) to the summary financial statements, which conform with Canadian public sector accounting standards.

MINISTRY OF FINANCE
Independent Auditor’s Report - Summary Financial Statements

Report on Other Legal and Regulatory Requirements

As required by section 11(2) of the Auditor General Act, 1 report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements are presented fairly in accordance with Canadian public sector accounting standards, which is one of the financial reporting frameworks included in Canadian generally accepted accounting principles.

/s/ Russ Jones
Victoria, British Columbia	Russ Jones, MBA, CA
July 8, 2014	Auditor General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Summary Financial Statements
Consolidated Statement of Financial Position
as at March 31, 2014

		In Millions
	Note	2014	2013
		$	$
Financial Assets
Cash and cash equivalents		2,382	2,209
Temporary investments		420	965
Accounts receivable	3	3,449	2,456
Inventories for resale	4	75	60
Due from other governments	5	790	926
Due from self-supported Crown corporations and agencies	6	848	422
Equity in self–supported Crown corporations and agencies	7	7,839	7,541
Loans, advances and mortgages receivable	8	1,824	1,681
Other investments	9	2,350	2,641
Sinking fund investments	10	835	1,778
Loans for purchase of assets, recoverable from agencies	11	18,921	16,907
		39,733	37,586

Liabilities
Accounts payable and accrued liabilities	12	4,860	4,898
Employee future benefits	13	1,870	1,793
Due to other governments	14	1,042	2,007
Due to Crown corporations, agencies and trust funds	15	38	39
Deferred revenue	16	9,684	9,861
Employee pension plans	17	214	165
Taxpayer–supported debt	18	41,761	39,828
Self–supported debt	19	19,041	17,011
		78,510	75,602
Net assets (liabilities)	21	(38,777)	(38,016)

Non–financial Assets
Tangible capital assets	22	37,778	36,762
Restricted assets	23	1,493	1,442
Prepaid program costs	24	775	690
Other assets	25	866	577
		40,912	39,471
Accumulated surplus (deficit)	26	2,135	1,455

Measurement uncertainty	2
Contingencies and contractual obligations	27

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ STUART NEWTON
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2014

	In Millions
	2014		2013
	Estimates
	(Note 33)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 28)	21,332	20,930	21,050
Contributions from the federal government	7,480	7,502	7,044
Fees and licenses	5,112	5,210	4,907
Miscellaneous	3,473	3,194	2,626
Natural resources (Note 29)	2,846	2,955	2,473
Net earnings of self-supported Crown corporations and agencies (Note 7)	2,815	2,701	2,776
Investment income	1,181	1,236	1,173
	44,239	43,728	42,049
Expense (Note 30)
Health	18,426	17,862	17,502
Education	11,891	11,827	11,528
Social services	3,641	3,805	3,990
Interest	2,526	2,482	2,390
Natural resources and economic development	1,822	1,755	2,092
Transportation	1,555	1,554	1,552
Other	1,452	1,184	1,346
Protection of persons and property	1,378	1,520	1,539
General government	1,245	1,386	1,262
	43,936	43,375	43,201
Surplus (deficit) for the year before unusual items	303	353	(1,152)
Forecast allowance	(150)
Surplus (deficit) for the year	153	353	(1,152)

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		1,301	2,453
Accumulated surplus (deficit)—before other comprehensive income		1,654	1,301
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 99)—beginning of year		154	73
Other comprehensive income from self-supported Crown corporations and agencies (see page 99)		327	81
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 99)—end of year		481	154
Accumulated surplus (deficit)—end of year		2,135	1,455

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2014

	In Millions
	2014		2013
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	153	353	(1,152)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(3,723)	(3,151)	(3,279)
(Gain) or loss on sale of tangible capital assets	(655)	(601)	(13)
Amortization of tangible capital assets	2,114	2,071	2,065
Disposals and valuation adjustments	653	665	157
	(1,611)	(1,016)	(1,070)
Effect of change in:
Restricted assets	(87)	(51)	(65)
Prepaid program costs	22	(85)	(54)
Other assets	(4)	(289)	2
	(69)	(425)	(117)
Effect of self-supported Crown corporations’ and agencies’ other comprehensive income	96	327	81
(Increase) in net liabilities	(1,431)	(761)	(2,258)
Net (liabilities)—beginning of year	(38,136)	(38,016)	(35,758)
Net (liabilities)—end of year (Note 21)	(39,567)	(38,777)	(38,016)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2014

	In Millions
	2014			2013
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			353	(1,152)
Non-cash items included in surplus (deficit):
Amortization of tangible capital asset			2,071	2,065
Amortization of public debt deferred revenue and deferred charges			(365)	27
Concessionary loan adjustments (decrease)			(3)	(55)
(Gain) or loss on sale of tangible capital assets			(601)	(13)
Valuation adjustment			224	271
Net earnings of self-supported Crown corporations and agencies			(2,701)	(2,776)
Temporary investments decrease			545	109
Accounts receivable (increase)			(1,172)	(253)
Due from other governments decrease			136	17
Due from self-supported Crown corporations and agencies (increase) decrease			(426)	97
Accounts payable and accrued liabilities (decrease) increase			(38)	69
Employee future benefits increase			77	103
Due to other governments (decrease)			(965)	(186)
Due to Crown corporations, agencies and funds (decrease)			(1)	(13)
Employee pension plan increase			49	55
Items applicable to future operations (decrease)			(610)	(683)
Contributions from self-supported Crown corporations and agencies			2,516	2,314
Cash (used for) operations			(911)	(4)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	662	(3,151)	(2,489)	(3,125)
Cash (used for) capital	662	(3,151)	(2,489)	(3,125)

Investment Transactions
Investment in self-supported Crown corporations and agencies	214		214
Loans, advances and mortgages receivable (issues)	183	(364)	(181)	(64)
Other investments—net decrease (increase)	291		291	(239)
Restricted assets—net (increase)		(51)	(51)	(65)
Sinking fund investments—net decrease (increase)	1,563	(620)	943	(287)
Cash derived from (used for) investments	2,251	(1,035)	1,216	(655)
Sub-total cash (requirements)			(2,184)	(3,784)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2014

	In Millions
	2014			2013
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub-total cash (requirements) carried forward from previous page			(2,184)	(3,784)

Financing Transactions[2]
Public debt increases	29,533	(25,161)	4,372	5,901
(Used for) purchase of assets, recoverable from agencies	11,823	(13,838)	(2,015)	(2,069)
Cash derived from financing	41,356	(38,999)	2,357	3,832
Increase in cash and cash equivalents			173	48
Cash and cash equivalents—beginning of year			2,209	2,161
Cash and cash equivalents—end of year			2,382	2,209

Cash and cash equivalents are made up of:
Cash			1,143	1,582
Cash equivalents			1,239	627
			2,382	2,209

1Interest received during the year was $1,236 million (2013: $1,115 million). Interest paid during the year was $2,483 million (2013: $2,337 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,236 million (2013: $1,173 million) plus the change in accrued interest receivable in the amount of $0 million (2013: $(58) million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,482 million (2013: $2,390 million) plus the change in accrued interest payable in the amount of $1 million (2013: $(53) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014

1.              Significant Accounting Policies

(a)         BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b)         REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 85. Trusts administered by government or government organizations are excluded from the reporting entity.

(c)          PRINCIPLES OF CONSOLIDATION

Taxpayer-supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self-supported Crown corporations, agencies, entities and government business partnerships are consolidated using  the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self-supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i)      The organization’s history of maintaining its operations and meeting its liabilities;

ii)     Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii)    Past, present and future economic conditions within which the organization operates; and

iv)   Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self-supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self-supported on establishment and during a start up period if they are reasonably expected to meet the definition of self-supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 143.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the British Columbia Public School Employers’ Association (June 30), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 88 - 95. These statements include the operations of the CRF, taxpayer-supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer-supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

1.              Significant Accounting Policies—Continued

(d)         SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health-related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post-secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well-being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub-categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro-ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

1.              Significant Accounting Policies—Continued

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 144 . Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short-term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short-term investments generally have a maturity of three months or less and are held for the purpose of meeting short-term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short-term investments recorded at the lower of cost or market value. The fair values of short-term investments approximate their carrying values because of the short-term maturity of these instruments. Warehouse Program investments are short-term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self-supported Crown corporations and agencies represents the province’s investment (including long-term advances) in those self-supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty-five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

1.              Significant Accounting Policies—Continued

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight-line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight-line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

1.              Significant Accounting Policies—Continued

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re-lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short-term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)             Taxpayer-supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)          Self-supported debt—includes the portion of debt of self-supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self-supported organizations as these entities are consolidated on the modified equity basis. Self-supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self-supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long-term, fixed-term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight-line basis. Non-monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off-balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off-balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self-supported Crown corporations has been reflected in the equity in self-supported Crown corporations and agencies, and in the accumulated surplus (deficit).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

1.              Significant Accounting Policies—Continued

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

(e)   CHANGE IN PRESENTATION

Statement of Financial Position

The province has changed the presentation of the Statement of Financial Position to segregate a material class of accrued liabilities, employee future benefits, which were included in the accounts payable and accrued liabilities classification in previous years. This change in presentation has no financial impact on the Summary Financial Statements.

2.     Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

Corporate income tax revenue is recognized on the basis of cash received from the federal government. The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

2.              Measurement Uncertainty—Continued

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	152	142	162	(10)	10
Crime Victim Assistance Program	186	176	196	(10)	10
Silviculture Liability	100	90	110	(10)	10
Contaminated Sites	112	101	123	(11)	11
Employee Leave Entitlements	290	280	297	(10)	7

Variability arises from uncertainty from the outcomes or the use of estimates.

Revenues

Taxation
Personal Income Tax	6,862	6,562	7,162	(300)	300
Contributions from the Federal Government
Canada Health Transfer payments[2]	4,204	4,159	4,249	(45)	45
Canada Social Transfer payments[3]	1,592	1,580	1,604	(12)	12

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

See Note 27 (b) with respect to the measurement uncertainty related to environmental remediation liabilities.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer payments are transfers from the federal government based on calculations of national and provincial tax points and the provincial share of national population figures.

3Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

3.              Accounts Receivable

	In Millions
	2014	2013
	$	$
Accounts receivable	2,325	1,895
Taxes receivable	1,539	957
Accrued interest	293	293
	4,157	3,145
Provision for doubtful accounts	(708)	(689)
	3,449	2,456

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

4.              Inventories for Resale

	In Millions
	2014	2013
	$	$
Properties	30	11
Miscellaneous	45	49
	75	60

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $189 million (2013: $149 million) including the effect of write–downs of $2 million (2013: $3 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5.              Due from Other Governments

	In Millions
	2014	2013
	$	$
Government of Canada:
Current	701	833
Long–term	23	30
Provincial governments:
Current	20	20
Local governments:[1]
Current	31	31
Long–term	15	12
	790	926

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

6.              Due from Self–supported Crown Corporations and Agencies

	In Millions
	2014	2013
	$	$
Columbia Power Corporation	282	2
Insurance Corporation of British Columbia	237
British Columbia Hydro and Power Authority	179	226
British Columbia Lottery Corporation	101	111
UBC Properties Investments Ltd.	41	76
SFU Community Trust	6
Vancouver Island Technology Park Trust	2	2
Great Northern Way Campus Trust		5
	848	422

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 96 – 97 for details.

7.              Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2014				2013
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	3,791	54	3,865	3,500
Insurance Corporation of British Columbia		2,985	673	3,658	3,467
Columbia Power Corporation	26	157		183	445
British Columbia Lottery Corporation		(18)	(21)	(39)	(61)
Transportation Investment Corporation	150	(223)	(219)	(292)	(234)
	196	6,692	487	7,375	7,117

Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	197	3		200	203
British Columbia Railway Company[3]	107	36	(7)	136	138
Great Northern Way Campus Trust[4]	60	(2)	1	59	55
UBC Properties Investments Ltd.	31	26		57	19
SFU Community Trust		8		8	5
Heritage Realty Properties Ltd.[5]		2		2	2
Vancouver Island Technology Park Trust[5]	1	1		2	2
Miscellaneous	1	(1)
	397	73	(6)	464	424
	593	6,765	481	7,839	7,541

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

7.              Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2014				2013
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance—beginning of year	446	6,560	109	7,115	6,555
Prior period adjustments		(49)	51	2	3
Balance—beginning of year restated	446	6,511	160	7,117	6,558
Increase (decrease) in investment	(250)			(250)
Increase (decrease) in other comprehensive income			327	327	81
Net earnings of self–supported Crown corporations and agencies		2,659		2,659	2,743
Dividends		(2,237)		(2,237)	(2,017)
Adjustments to dividends		(241)		(241)	(248)
Balance—end of year	196	6,692	487	7,375	7,117
Self–Supported Subsidiaries
Balance—beginning of year	361	64	(6)	419	439
Prior period adjustments		5		5	1
Balance—beginning of year restated	361	69	(6)	424	440
Increase (decrease) in investment	36			36
Net earnings of self–supported Crown corporations and agencies		42		42	33
Dividends		(47)		(47)	(52)
Transfers (to) from deferred revenue		9		9	3
Balance—end of year	397	73	(6)	464	424
	593	6,765	481	7,839	7,541

1Self–supported subsidiaries are non-core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 96 – 99 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

8.              Loans, Advances and Mortgages Receivable

	In Millions
	2014	2013
	$	$
Loans and Advances
BC student loans	1,203	1,151
Land tax deferment loans	598	523
Construction loans to social housing projects	178	138
Accountable advances	2	3
Miscellaneous	113	116
	2,094	1,931
Provision for doubtful accounts	(327)	(309)
	1,767	1,622
Mortgages Receivable
Reconstruction Program	49	58
Miscellaneous	10	3
	59	61
Provision for doubtful accounts	(2)	(2)
	57	59
	1,824	1,681

The BC Student Loan Program provides loans to borrowers for post–secondary education. Borrowers are required to repay these loans to the province with interest set at a variable rate of prime plus 2.5%; however, borrowers can choose a fixed rate of prime plus 5%. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months. Defaulted loans are due on demand at the same rate of interest the borrower previously chose. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child who is under the age of 18 at any time in the calendar year. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse. Land Tax Deferment Loans are secured by registered mortgages.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

8.              Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work.

The program was administered by the Homeowner Protection Office (HPO), a provincial Crown corporation, and provided financial assistance in one of the following ways:

•      Interest free loans provided by the HPO to homeowners;

•      Interest free deferred payment loans provided by the HPO to homeowners over 65 years of age;

•      Guarantees and interest subsidies on loans provided by financial institutions to homeowners; or

•      Interest subsidies on loans provided by Canada Mortgage and Housing Corporation to housing cooperatives.

Effective July 31, 2009, the HPO stopped accepting new applicants, and effective April 1, 2010, responsibility for the ongoing management of the Reconstruction Loan Program was transferred to the Ministry of Finance. It is still governed by the Homeowner Protection Act, but is now known as the Reconstruction Loan Portfolio. Financial assistance is secured by registered mortgages.

Miscellaneous mortgages receivable have terms up to 8 years with interest rates of up to 1.44%.

9.              Other Investments

	In Millions
	2014	2013
	$	$
Pooled investment portfolios	735	1,011
Provincial government bonds	445	324
Equity investments	370	598
Municipal, corporate and other bonds	171	138
Commercial loans and investments	108	92
Government of Canada bonds	81	104
British Columbia Ferry Services Inc.	75	75
Miscellaneous	365	299
	2,350	2,641

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $986 million (2013: $1,082 million).

Provincial bonds of various provinces have a market value of $454 million (2013: $340 million), with yields ranging from 1.00% to 11.00%. Maturity dates range from April 3, 2014 to July 31, 2062.

Equity investments have a market value of $520 million (2013: $704 million). They include investments in Canadian, U.S. and international equity markets.

Municipal, corporate and other bonds have a market value of $175 million (2013: $142 million) with yields ranging from 0.20% to 9.00%. Maturity dates range from May 12, 2015 to December 31, 2108.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $108 million (2013: $92 million) investment in power developments and other investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

9.              Other Investments—Continued

Government of Canada bonds have a market value of $80 million (2013: $104 million), with yields ranging from (1.38%) to 4.32%. Maturity dates range from June 1, 2014 to December 1, 2045.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $375 million (2013: $307 million).

10.       Sinking Fund Investments

	In Millions
	2014	2013
	$	$
Sinking fund investments related to taxpayer–supported debt	707	1,665
Sinking fund investments related to self–supported debt	128	113
	835	1,778

	In Millions
	2014	2013
	$	$
Provincial government bonds	352	1,688
Local government bonds	25	63
Pooled investment portfolios	14	27
Miscellaneous	444
	835	1,778

Provincial bonds of various provinces have a market value of $399 million (2013: $1,897 million), with yields ranging from 0.73% to 4.57%. Maturity dates range from April 1, 2014 to June 1, 2040.

Local government bonds have a market value of $27 million (2013: $67 million), with yields ranging from 1.10% to 3.51%. Maturity dates range from June 9, 2014 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Pooled investment portfolios have a market value of $14 million (2013: $27 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Miscellaneous investments have a market value of $444 million (2013: nil). These consist of Renminbi denominated bond proceeds held in an investment account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

11.       Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2014	2013
	$	$
British Columbia Hydro and Power Authority	15,549	14,157
Transportation Investment Corporation	3,209	2,610
British Columbia Lottery Corporation	155	132
Improvement districts	8	8
	18,921	16,907

12.       Accounts Payable and Accrued Liabilities

	In Millions
	2014	2013
	$	$
Accounts payable	2,427	2,470
Other accrued estimated liabilities[1]	1,782	1,776
Accrued interest on debt	651	652
	4,860	4,898

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

13.       Employee Future Benefits

	In Millions
	2014	2013
	$	$
Vacation, compensatory time off, sick bank	980	950
Retirement allowance	704	644
Post retirement benefits	80	60
Worker compensation benefits	63	60
Long–term disability	43	79
	1,870	1,793

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes an actuarial valuation in the amount of $141 million. During the year, unamortized actuarial losses (gains) were $5 million (2013: $8 million); the amount of benefits paid was $15 million (2013: $11 million); and the date of the most recent actuarial valuation performed for accounting purposes was September 30, 2013.

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long–term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year–end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

14.       Due to Other Governments

	In Millions
	2014	2013
	$	$
Government of Canada:
Current	581	898
Long–term	394	1,015
Provincial governments:
Current	22	26
Local governments:[1]
Current	45	68
	1,042	2,007

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15.       Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2014	2013
	$	$
British Columbia Liquor Distribution Branch		1
Trust funds	38	38
	38	39

16.       Deferred Revenue

	In Millions
	2014	2013
	$	$
Deferred contributions	2,883	2,740
Petroleum, natural gas and minerals, leases and fees	2,516	3,090
Federal and municipal infrastructure project revenues	1,319	1,216
Federal contributions	1,088	1,171
Unearned lease revenue	730	671
Motor vehicle licences and permits	262	258
Tuition	204	176
Water rentals and recording fees	110	120
Derivative debt instruments	80	52
Medical Services Plan premiums	74	70
Forest Stand Management Fund	12	11
Miscellaneous	406	286
	9,684	9,861

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

17.       Employee Pension Plans

	In Millions
	2014	2013
	$	$
Teachers’ Pension Plan	212	163
Members of the Legislative Assembly Superannuation Account	2	2
	214	165

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $681 million (2013: $684 million), with estimated pension fund assets of $662 million (2013: $582 million), and an unamortized actuarial gain (loss) of $6 million (2013: $(79) million). The accrued net (liability) asset is $(25) million (2013: $(23) million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia (ICBC). Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $5,607 million (2013: $4,910 million), with estimated pension fund assets of $4,721 million (2013: $3,828 million). The accrued net (liability) asset is $(886) million (2013: $(1,082) million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

17.       Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short–term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2013/14 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/11	Dec 31/12	Dec 31/11	Aug 31/12
Date of audited financial statements	Mar 31/13	Dec 31/12	Dec 31/12	Aug 31/13
Expected long–term rate of return	6.50%	6.50%	6.50%	6.50%
Assumed rate of salary escalation	3.75%	3.75%	3.75%	3.75%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

17.       Employee Pension Plans—Continued

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2014, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	16,309	20,423	17,477	2,889	57,098
Pension fund assets	16,729	19,227	15,806	2,851	54,613
	(420)	1,196	1,671	38	2,485
Unamortized actuarial gain (loss)	(994)	(1,999)	(1,247)	(187)	(4,427)
Accrued net obligation (asset)	(1,414)	(803)	424	(149)	(1,942)

(e) The preliminary overall fund rates of return (loss)reported to the pension boards as at December 31, 2013 for each plan are: College Pension Plan 13.1% ( 2013: 10.5%), Public Service Pension Plan 14.6% ( 2013: 10.4%), Municipal Pension Plan 15.1% (2013: 10.3%), and Teachers’ Pension Plan 14.6% ( 2013: 10.4%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $70 million (2013: $64 million), the Public Service Pension Plan $324 million (2013: $316 million),the Municipal Pension Plan $601 million (2013: $573 million), and the Teachers’ Pension Plan $394 million (2013: $373 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

18.       Taxpayer supported Debt1

	In Millions
					2014	2013
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Currencies[2]	Total	Total
		$	$	$	$	$
Short term promissory notes	2014				0	2,618
	2015	2,529			2,529	0
Notes, bonds and debentures[3]	2014				0	2,280
	2015	2,139		84	2,223	2,179
	2016	357	1,500		1,857	1,759
	2017	488	1,442		1,930	1,934
	2018	691	1,240	359	2,290	2,289
	2019	2,225		298	2,523	1,295
	2020–2024	10,692	2,223		12,915	11,153
	2025–2029	2,570			2,570	2,582
	2030–2034	3,604		96	3,700	3,326
	2035–2039	3,275		56	3,331	3,314
	2040–2044	3,885			3,885	3,848
	2045–2049	1,396			1,396	597
	2050–2054	20			20	20
	2055–2059	130			130	130
	2060–2064	181			181	181
Capital leases	2014–2049	176			176	179
Total debt issued at face value		34,358	6,405	893	41,656	39,684

Unamortized premium					105	144
Total taxpayer–supported debt					41,761	39,828

The effective interest rates (weighted average) as at March 31 on the above debt are:

2014	3.98%
2013		4.26%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note20.

2Foreign currency denominated debt as at March 31, 2014 includes US$6,500 million which was fully hedged to CAD$6,405 million; 700 million Swiss Francs was fully hedged into CAD$753 million; 527 million Hong Kong dollars was fully hedged to CAD$84 million; and 40 million Euro was fully hedged to CAD$56 million and CNY 2.5 billion was unhedged (CAD$445 million).

3Notes, bonds and debentures includes $2,318 million (2013: $2,141 million) in public private partnership obligations and $46 million (2013: $64 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

18.       Taxpayer-supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling$3,277 million (2013: $3,287 million) at a weighted average interest rate of 5.12% (2013 : 5.12%). These debentures mature at various dates from June 9, 2014 to November 9, 2040 with interest rates varying between 2.24% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued ( 2013: nil).

Mortgages

Balances include mortgages totalling $203 million (2013: $243 million) secured by land and buildings. The carrying value is $173 million (2013: $179 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2015	2,555
2016	1,870
2017	1,956
2018	2,321
2019	2,543
2020–2064	27,904
Total of stated minimum payments	39,149

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and forty two years, with interest rates ranging between 1% and 9%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $110 million (2013: $111 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, and, Thompson Rivers University lease agreements for land and student residences of $39 million (2013: $40 million), with weighted average interest rate of 5.14% and maturing August 30, 2047.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

18.       Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$
2015	19
2016	16
2017	15
2018	11
2019	11
2020–2049	237
Total minimum lease payments	309
Less imputed interest	(133)
Total capital lease liability	176

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

19.       Self-supported Debt1

	In Millions
				2014	2013
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Total	Total
		$	$	$	$
Short–term promissory notes	2014			0	3,478
	2015	4,484	311	4,795	0
Notes, bonds and debentures	2014			0	790
	2015	325		325	325
	2016	150		150	150
	2017			0	0
	2018	40		40	40
	2019	1,030	204	1,234	1,234
	2020–2024	3,401		3,401	2,801
	2025–2029	236	609	845	831
	2030–2034	2,574		2,574	2,574
	2035–2039		360	360	354
	2040–2044	3,547		3,547	3,547
	2045–2049	1,620		1,620	620
	2050–2054			0	0
	2055–2059	60		60	60
	2060–2063	50		50	0
Total debt issued at face value		17,517	1,484	19,001	16,804

Unamortized premium				6	149
Unrealized foreign exchange gain				34	58
Total self–supported debt				19,041	17,011

The effective interest rates (weighted average) as at March 31 on the above debt are:

2014	4.16%
2013		4.48%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2014 includes US$1,284 million (CAD$1,484 million), of which US$1,057 million was fully hedged to CAD$1,234 million and US$227 million was unhedged (CAD$251 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $371 million (2013: $371 million) at a weighted average interestrate of 3.98% (2013: 3.98%). These debentures mature at various dates from June 11, 2017 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2013: $223 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

19.       Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2015	325
2016	150
2017	0
2018	40
2019	1,234
2020–2063	12,199
Total of stated minimum payments	13,948

20.       Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rate, foreign exchange rate, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

20.       Risk Management and Derivative Financial Instruments—Continued

Taxpayer–supported Portfolios (Notional Values)

	In Millions
					Forward
		Cross-	Interest	Advanced	Foreign
	Year of	Currency	Rate	Rate Setting	Exchange
	Maturity	Swaps[1]	Swaps[1]	Agreements[1]	Contracts[1]	Total
		$	$	$	$	$
	2015	84		1,000	175	1,259
	2016	1,500	1,658			3,158
	2017	1,442				1,442
	2018	1,599				1,599
	2019	298	1,100			1,398
	2020–2024	2,223	1,726			3,949
	2025–2029		293			293
	2030–2034	96	311			407
	2035–2039	98	122			220
Total		7,340	5,210	1,000	175	13,725

1March 31, 2014, fair market valuation was an unrealized gain of $766 million (2013: $37 million gain) on cross currency swaps, an unrealized gain of $364 million (2013: $432 million gain) on interest rate swaps, an unrealized loss of $29 million (2013: $6 million gain) on advanced rate setting aggreements and an unrealized gain of $1 million ( 2013: $3 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Self–supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross–	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[2]	Swaps[2]	Contracts[2]	Total
		$	$	$	$
	2015			311	311
	2016				0
	2017				0
	2018				0
	2019			204	204
	2020–2024				0
	2025–2029			436	436
	2030–2034				0
	2035–2039			283	283
Total		0	0	1,234	1,234

2March 31, 2014, fair market valuation was nil (2013: $88 million loss) on cross–currency swaps, nil (2013: $69 million loss) on interest rate swaps, and an unrealized loss of $37 million (2013: $73 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

20.       Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $30,734 million (2013: $28,573 million), allow floating rate exposure up to 45.00% (2013: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2014, floating rate debt exposure was 29.30% (2013: 25.40%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 40.00% (2013: 40.00%) of their debt that totals $15,549 million (2013: $14,167 million). At March 31, 2014, floating rate debt exposure for BC Hydro was 26.20% (2013: 24.00%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2014, a one percent change in interest rates would impact the annual debt servicing expense by $91 million (2013: $80 million) for the taxpayer–supported debt portfolio and $48 million (2013: $38 million) for the self–supported debt portfolio.

At March 31, 2014, swap agreements relating to investments held by taxpayer–supported portfolios included interest rate swaps totalling $44 million (2013: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $30,734 million (2013: $28,573 million), allow unhedged foreign debt exposure up to 10.00% (2013: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2014, there was no unhedged foreign debt exposure of the government direct debt portfolio (2013: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2013: 5.00%) of its debt, which totals $15,549 million (2013: $14,167 million). At March 31, 2014, 0.70% (2013: 0.90%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolio sat March 31, 2014, a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self–supported debt portfolio by $1 million (2013: $1 million).

At March 31, 2014, swap agreements relating to investments held by taxpayer–supported portfolios included cross–currency swaps totalling $41 million (2013: $41 million), and forward currency contracts $175 million (2013: $199 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

21.       Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22.       Tangible Capital Assets

	In Millions
	2014	2013
	$	$
Land and land improvements	4,361	4,337
Buildings (including tenant improvements)	18,826	18,431
Highway infrastructure	9,512	9,218
Transportation equipment	2,246	1,972
Computer hardware and software	990	930
Other	1,843	1,874
	37,778	36,762

See Consolidated Statement of Tangible Capital Assets on page 100.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (15–40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (2–100 years); computer hardware and software (1–10 years); major software systems (1–15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2–40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain system, including the Millennium line and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for a nominal lease amount and expire in 2015 and in 2018. The net book value of these assets is $680 million (2013: $673 million). The operating lease arrangements between SCBCTA and RTP are for a nominal lease amount and extend to 2015. The net book value of these assets is $799 million (2013: $812 million).

The province received donations of tangible capital assets during the year of $18 million (2013: $4 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

23.       Restricted Assets

	In Millions
	2014	2013
	$	$

Endowment funds[1]	1,493	1,442

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

1Internally restricted assets of $50 million (2013: $50 million), which were reported with endowment funds in prior years, have been reclassified to financial assets with restatement of prior years.

24.       Prepaid Program Costs

	In Millions
	2014	2013
	$	$

Prepaid program costs	775	690

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2014, the total inventories held for use or consumption was $284 million (2013: $288 million). During the year, the total expense due to the consumption of inventories was $1,092 million (2013: $1,225 million) including the effect of write–downs of $2 million (2013: $1 million). Included in Prepaid Program Costs was $192 million (2013: $149 million) related to the BC Public Service Long Term Disability Plan. This amount is also included in Note 32.

25.       Other Assets

	In Millions
	2014	2013
	$	$

Deferred debt instrument costs	543	510
Other deferred costs	323	67
	866	577

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

26.       Accumulated Surplus (Deficit)

	In Millions
	2014	2013
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	1,282	2,428
Adjustments to accumulated surplus (deficit)[2,3]	19	25
Accumulated surplus (deficit)—beginning of year as restated	1,301	2,453
Surplus (deficit) for the year[4]	353	(1,152)
Accumulated surplus (deficit)—before other comprehensive income	1,654	1,301
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—beginning of year	154	73
Other comprehensive income from self–supported Crown corporations and agencies (see page 99)	327	81
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—end of year	481	154
Accumulated surplus (deficit)—end of year	2,135	1,455

[1]The opening accumulated surplus (deficit) figures for April 1, 2013 and April 1, 2012 are reported before accumulated other comprehensive income.
[2]During 2013/14, adjustments were made to the opening accumulated surplus for 2012/13 as follows:

University of Victoria restatement of deferred revenue	51
Insurance Corporation of British Columbia restatement related to employee benefits	(29)
British Columbia Lottery Corporation restatement related to employee benefits	3
Total	25

[3]During 2013/14, adjustments were made to the opening accumulated surplus for 2013/14 for the following items:

University of Victoria restatement of deferred revenue	67
Insurance Corporation of British Columbia restatement related to employee benefits	(49)
British Columbia Lottery Corporation restatement related to employee benefits	1
Total	19

[4]During 2013/14 adjustments were made to the reported deficit figure for the 2012/13 fiscal year as follows:

University of Victoria restatement of deferred revenue	16
Insurance Corporation of British Columbia restatement related to employee benefits	(20)
British Columbia Lottery Corporation restatement related to employee benefits	(2)
Total	(6)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

27.       Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2014 was $398 million (2013: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2014 totalled $16 million (2013: $22 million). See Consolidated Statement of Guaranteed Debt on page 101 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2014	2013
	$	$
Property access disputes	304	304
Damage to persons or property	18	288
Tax disputes	88	87
Negligence and miscellaneous	6	9
Contract disputes	11
	427	688

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2014 was $120 million (2013: $112 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $60 million (2013: $112 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the environmental clean–up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $134 million (2013: $140 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean–up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean–up costs, not already accrued for sites under evaluation, are nil (2013: $6 million) as at March 31, 2014. In addition, the Ministry of Energy and Mines has determined possible net liabilities of approximately $1,278 million (2013: $789 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean–up costs is not currently determinable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

27.       Contingencies and Contractual Obligations—Continued

Additional environmental liabilities of government business enterprises include $333 million (2013: $340 million) accrued by British Columbia Hydro and Power Authority and $92 million (2013: $91 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2014, there were forty–nine treaty tables in various stages of negotiation, representing two–thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty which will take effect on a date agreed to by the parties. Through the treaty, the province will provide Yale First Nation with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,749 hectares of provincial Crown lands.

A Final Agreement with Tla’amin First Nation was ratified by the Tla’amin First Nation on July 10, 2012 and by the provincial government on March 5, 2013. The Final Agreement requires ratification by the Parliament of Canada, which is pending. The treaty will take effect after ratification by the Parliament of Canada on a date agreed to by the parties. Through the treaty, the province will provide Tla’amin First Nation with a one–time payment of $1 million, 6,406 hectares of provincial Crown land and future resource revenue sharing over 50 years.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•                  In–SHUCK–ch, 9,477 hectares

•                  Lheidli T’enneh, 3,416 hectares

•                  Sechelt, 933 hectares

•                  Yekooche, 5,960 hectares

•                  K’omoks, 1,733 hectares

•                  Tla–o–qui–aht, 47 hectares

•                  Nazko, 172 hectares

•                  Kitselas, 252 hectares

•                  Kitsumkalum, 148 hectares

•                  Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 186 hectares

•                  Ditidaht, 420 hectares

•                  Pacheedaht, 596 hectares

•                  Snuneymuxw, 877 hectares

•                  Ktunaxa Nation Council, 242 hectares

•                  Lake Babine Nation (BC only), 511 hectares with a one–time payment of $0.02 million

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

27.       Contingencies and Contractual Obligations—Continued

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2014 was approximately $486 million (2013: $465 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)             The BC Transportation Financing Authority has contingent liabilities of $123 million (2013: $132 million) remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects and $101 million (2013: $108 million) of those liabilities is related to expropriation claims.

(ii)          The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

27.       Contingencies and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www. fin.gov.bc.ca/ocg/pa/13_14/Contractual_Obligations.pdf.

	In Millions
						2020 and
	2015	2016	2017	2018	2019	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	2,090	718	587	476	443	5,187	9,501
Education	170	111	32	26	8	34	381
Social services	579	382	340	36			1,337
Natural resources and economic development	89	80	60	61	62	172	524
Transportation	1,249	985	784	711	679	10,220	14,628
Other	404	304	314	313	317	5,723	7,375
Protection of persons and property	469	442	364	351	351	4,824	6,801
General government	513	472	449	346	302	341	2,423
	5,563	3,494	2,930	2,320	2,162	26,501	42,970

Self–supported Crown corporations and agencies
Natural resources and economic development	3,292	1,989	2,006	1,984	1,821	48,426	59,518
Transportation	110	16	15	14	14		169
Protection of persons and property	5	5	5	5	6	15	41
General government	32	29	25	20	14	38	158
	3,439	2,039	2,051	2,023	1,855	48,479	59,886
Total	9,002	5,533	4,981	4,343	4,017	74,980	102,856

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

28.       Taxation Revenue

	In Millions
	2014	2013
	$	$
Personal income	6,862	6,977
Provincial sales	5,523	25
Corporate income	2,427	2,204
Property	2,080	1,985
Carbon	1,222	1,120
Property transfer	937	758
Fuel	916	889
Tobacco	724	615
Harmonized sales	(225)	5,950
Other	464	527
	20,930	21,050

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $56 million (2013: $61 million) and corporate income tax were $103 million (2013: $88 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $109 million (2013: $107 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $22 million (2013: $17 million).

Property tax revenue was recorded net of home owner grants of $798 million (2013: $792 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

29.       Natural Resource Revenue

	In Millions
	2014	2013
	$	$
Petroleum, natural gas and minerals	1,573	1,343
Forests	719	562
Water and other	663	568
	2,955	2,473

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $587 million (2013: $412 million). Natural resource revenue includes mining taxes of $126 million (2013: $150 million), and logging taxes of $24 million (2013: $16 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,241 million (2013: $997 million), road credits of $6 million (2013: $12 million) and summer drilling credits of $3 million (2013: $9 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

30.                               Expense

	In Millions
	2014	2013
	$	$
Total Expense by Group Account Classification
Salaries and benefits	17,395	17,082
Operating costs	10,355	10,259
Government transfers	10,312	10,705
Interest[1]	2,482	2,390
Amortization	2,071	2,065
Other	760	700
	43,375	43,201

1Includes foreign exchange gain amortization of $3 million (2013: $4 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2014—Continued

31.       Valuation Allowances

	In Millions
	2014	2013
	$	$
Accounts receivable	179	205
Loans, advances and mortgages receivable	41	62
Tangible capital assets	3	3
Inventories for resale	1	1
	224	271

These amounts are included in “Other” of  “Total Expense by Group Account Classification” in Note 30, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2014—Continued

32.       Trusts Under Administration

Trusts Under Administration, except for a portion of the BC Public Service Long Term Disability Plan, are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, mortgages payable, and long–term disability benefits payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2014	2013
	$	$	$	$

Public Guardian and Trustee of British Columbia[1]
—administered by government officials	887	(36)	851	859
Credit Union Deposit Insurance Corporation of British Columbia[2]
—administered by various government officials and a non–government investment corporation	446	(1)	445	407
Supreme and provincial court (Suitors’ Funds)
—administered by the Courts	66		66	63
Other trust funds[3]
—administered by various government officials	134	(33)	101	78
	1,533	(70)	1,463	1,407

BC Public Service Long Term Disability Plan

	In Millions
	Assets	Liabilities	2014	2013
	$	$	$	$

Plan participants within the government reporting entity	533	(331)	202	150
Plan participants outside the government reporting entity	32	(27)	5	3
	565	(358)	207	153

Equity for participants within the government reporting entity is comprised of $199 million for the Consolidated Revenue Fund and $3 million for Crown corporations and agencies. The Consolidated Revenue Fund records its position, net of liabilities to the plan, as a non–financial asset that is included in Note 24. The net position at March 31, 2014 was $192 million (2013: $149 million).

1The Public Guardian and Trustee of British Columbia is reported under International Financial Reporting Standards. The information is draft and unaudited as at March 31, 2014.

2The Credit Union Deposit Insurance Corporation of British Columbia is reported under International Financial Reporting Standards. The financial statements are draft and unaudited as at March 31, 2014.

3The comparative figures for Supreme and provincial court (Suitors’ Funds) and Other trust funds have been restated to conform with the current year’s presentation.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2014—Continued

33.       Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2014, presented to the Legislative Assembly June 27, 2013.

34.       Comparatives

Comparative figures have been restated to conform with the current year’s presentation.  The effect of restatements on the previously reported operating result is disclosed in Note 26.

35.       Asset Retirement Obligations1

	In Millions
	2014	2013
	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	19	18
Health	10	13
Natural resources and economic development	8	5
Social services	1	1
	38	37
Self–supported Crown corporations and agencies
Transportation	91	104
Natural resources and economic development	50	52
General government	1	1
	142	157
	180	194

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self–supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2014—Continued

36.       Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2014	2013
	$	$

Financial assets	87	83
Liabilities	111	112
Net liabilities	(24)	(29)
Non–financial assets	51	55
Accumulated surplus (deficit)	27	26

Consolidated Statement of Operations

	In Millions
	2014	2013
	$	$

Revenue	150	153
Expenses	149	151
Surplus (deficit) for the year	1	2
Accumulated surplus (deficit)—beginning of year	26	24
Accumulated surplus (deficit)—end of year	27	26

37.       Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can resulting the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2014 of $4,699 million (2013: $4,434 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2014 of $557 million (2013: $208 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2014

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Academic Health Council2

British Columbia Health Services Purchasing Organization2

Bella Coola General Hospital

Canadian Blood Services3

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2014—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

Trades Training Consortium of British Columbia

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forestry Innovation Investment Ltd

Nechako–Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust Inc.

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2014—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers’ Association

Provincial Capital Commission4

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT BUSINESS ENTERPRISES)
RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority5

British Columbia Liquor Distribution Branch6

British Columbia Lottery Corporation6

British Columbia Railway Company7

Columbia Power Corporation5

Insurance Corporation of British Columbia8

Transportation Investment Corporation7

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 88) and on the Consolidated Statement of Operations by Sector (page 92).

2During the fiscal year these organizations wound up to become part of other organizations.

3This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

4During the fiscal year this organization wound up to become part of the Consolidated Revenue Fund.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7These organizations were included in the Transportation Sector results.

8This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2014

	In Millions
	Health		Education		Social Services		Debt Servicing[1]		Natural Resources and Economic Development
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	1,042	641	1,686	1,512	5	(3)	345	3	228	118
Temporary investments	44	437	135	249	7	13			159	161
Accounts receivable	297	311	279	281	50	45	317	319	416	403
Inventories for resale	19	17	28	28					6	8
Due from the Province of British Columbia	3	3	12	13	1				9	6
Due from other governments	52	78	47	61	13	19			32	30
Due from self–supported Crown corporations and agencies			49	83					461	228
Equity in self–supported Crown corporations and agencies			128	83					4,248	4,148
Loans, advances and mortgages receivable	13	15	927	895	1				317	371
Other investments	130	156	1,348	1,677	6	2	9	9	285	244
Sinking fund investments			32	56			835	1,778
Loans for purchase of assets, recoverable from agencies							26,366	23,593
	1,600	1,658	4,671	4,938	83	76	27,872	25,702	6,161	5,717

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2014

	In Millions
	Transportation		Other[2]		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	275	102	95	96	36	23	(139)	(145)	(1,191)	(138)	2,382	2,209
Temporary investments			75	105							420	965
Accounts receivable	38	48	304	36	98	100	1,752	1,007	(102)	(94)	3,449	2,456
Inventories for resale	10				2	2	10	5			75	60
Due from the Province of British Columbia	39	35		5					(64)	(62)	0	0
Due from other governments	55	62	35	50	164	164	392	462			790	926
Due from self–supported Crown corporations and agencies					237		101	111			848	422
Equity in self–supported Crown corporations and agencies	(156)	(96)			3,658	3,467	(39)	(61)			7,839	7,541
Loans, advances and mortgages receivable			242	206	1	1	595	522	(272)	(329)	1,824	1,681
Other investments	76	76	472	460	24	17					2,350	2,641
Sinking fund investments	89	1,413							(121)	(1,469)	835	1,778
Loans for purchase of assets, recoverable from agencies									(7,445)	(6,686)	18,921	16,907
	426	1,640	1,223	958	4,220	3,774	2,672	1,901	(9,195)	(8,778)	39,733	37,586

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2014

	In Millions
	Health		Education		Social Services		Debt Servicing[1]		Natural Resources and Economic Development
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,292	1,301	899	814	96	87	635	640	642	627
Employee future benefits	1,024	975	512	494	32	33			24	24
Due to other governments	40	69	24	80					15	31
Due to Crown corporations, agencies and trust funds	16	18	3	3	1	1	1,191	137	4	6
Due to the Province of British Columbia	6				4				9	9
Deferred revenue	1,778	1,754	2,600	2,434	10	4	80	52	3,048	3,636
Employee pension plans			212	163
Taxpayer–supported debt	1,306	1,261	781	828		1	38,380	36,704	595	521
Self–supported debt							19,041	17,011
	5,462	5,378	5,031	4,816	143	126	59,327	54,544	4,337	4,854
Net assets (liabilities)	(3,862)	(3,720)	(360)	122	(60)	(50)	(31,455)	(28,842)	1,824	863

Non–financial Assets

Tangible capital assets	6,514	6,372	13,453	13,224	185	148			2,329	2,317
Restricted assets		1	1,493	1,441
Prepaid program costs	246	203	39	39	2	2			155	151
Other assets	300	44	22	24			474	436
	7,060	6,620	15,007	14,728	187	150	474	436	2,484	2,468
Accumulated surplus (deficit)	3,198	2,900	14,647	14,850	127	100	(30,981)	(28,406)	4,308	3,331

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2014

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	386	370	155	250	270	281	604	646	(119)	(118)	4,860	4,898
Employee future benefits	27	25	10	9	34	34	207	199			1,870	1,793
Due to other governments			24	32	120	118	819	1,677			1,042	2,007
Due to Crown corporations, agencies and trust funds			40	38				1	(1,217)	(165)	38	39
Due to the Province of British Columbia	1		1	3					(21)	(12)	0	0
Deferred revenue	1,686	1,489	148	135	320	348	14	9			9,684	9,861
Employee pension plans							2	2			214	165
Taxpayer–supported debt	8,153	8,670	342	296		1	52	40	(7,848)	(8,494)	41,761	39,828
Self–supported debt											19,041	17,011
	10,253	10,554	720	763	744	782	1,698	2,574	(9,205)	(8,789)	78,510	75,602
Net assets (liabilities)	(9,827)	(8,914)	503	195	3,476	2,992	974	(673)	10	11	(38,777)	(38,016)
Non–financial Assets
Tangible capital assets	13,065	12,479	1,347	1,347	64	60	838	832	(17)	(17)	37,778	36,762
Restricted assets											1,493	1,442
Prepaid program costs	45	49	32	31	1	1	255	214			775	690
Other assets	79	84	1						(10)	(11)	866	577
	13,189	12,612	1,380	1,378	65	61	1,093	1,046	(27)	(28)	40,912	39,471
Accumulated surplus (deficit)	3,362	3,698	1,883	1,573	3,541	3,053	2,067	373	(17)	(17)	2,135	1,455

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector
for the Fiscal Year Ended March 31, 2014

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation
Contributions from the federal government	76	87	1,046	959	74	84			47	67
Fees and licences	2,527	2,411	1,641	1,531	5	4			118	112
Miscellaneous	842	777	1,149	1,180	23	19			209	125
Natural resources									2,955	2,473
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	41	40	209	210	19	22			616	578
Investment income	15	17	226	230	2	2	1,092	1,032	23	31
Total revenue	3,501	3,332	4,271	4,110	123	131	1,092	1,032	3,968	3,386

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2014

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	517	481	83	80			20,330	20,489			20,930	21,050
Contributions from the federal government	59	56	157	175	171	172	5,872	5,444			7,502	7,044
Fees and licences	59	53	17	6	815	752	28	38			5,210	4,907
Miscellaneous	82	42	379	123	153	166	446	296	(89)	(102)	3,194	2,626
Natural resources											2,955	2,473
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	(62)	(43)	23	31	136	231	2,042	2,046	(323)	(339)	2,701	2,776
Investment income	146	97	33	29	1	3	17	12	(319)	(280)	1,236	1,173
Total revenue	801	686	692	444	1,276	1,324	28,735	28,325	(731)	(721)	43,728	42,049

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2014

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	6,947	6,823	8,082	7,901	401	398			538	531
Operating costs	5,626	5,476	1,847	1,911	880	836			408	453
Government transfers	4,723	4,574	972	856	2,529	2,769			540	821
Interest	78	74	47	46			2,323	2,227	17	9
Amortization	559	585	737	706	9	10			106	109
Other	257	306	230	196	34	32			179	191
Operating expense	18,190	17,838	11,915	11,616	3,853	4,045	2,323	2,227	1,788	2,114
Surplus (deficit) for the Fiscal Year ended March 31	(14,689)	(14,506)	(7,644)	(7,506)	(3,730)	(3,914)	(1,231)	(1,195)	2,180	1,272

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2014

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	156	155	157	155	704	690	410	429			17,395	17,082
Operating costs	789	795	136	134	171	173	500	483	(2)	(2)	10,355	10,259
Government transfers	102	107	832	992	640	684	201	135	(227)	(233)	10,312	10,705
Interest	326	303	9	11			1		(319)	(280)	2,482	2,390
Amortization	507	496	56	57	16	15	81	87			2,071	2,065
Other	1	1	13	17	31	27	198	132	(183)	(202)	760	700
Operating expense	1,881	1,857	1,203	1,366	1,562	1,589	1,391	1,266	(731)	(717)	43,375	43,201
Surplus (deficit) for the Fiscal Year ended March 31	(1,080)	(1,171)	(511)	(922)	(286)	(265)	27,344	27,059	0	(4)	353	(1,152)

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Statement of Financial Position
for Self–supported Crown Corporations and Agencies1
as at March 31, 2014

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2014	2013
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	118	26	32	69	245	257
Accounts receivable	719	1,335	24	55	2,133	2,117
Inventories	114			95	209	272
Other investments	605	13,772	1		14,378	13,154
Tangible capital assets	19,027	301	3,159	318	22,805	21,188
Other assets	5,617	157		33	5,807	5,296
Total Assets	26,200	15,591	3,216	570	45,577	42,284

Liabilities
Accounts payable and accrued liabilities	4,021	9,689	73	345	14,128	13,816
Deferred revenue	1,953	2,007	1	8	3,969	3,860
Due to Province of British Columbia	461	237		101	799	339
Debt due to Province of British Columbia	15,717		3,434	155	19,306	17,152
Other debt					0	0
	22,152	11,933	3,508	609	38,202	35,167
Equity
Investment by Province of British Columbia	46		150		196	446
Other comprehensive income	54	673	(219)	(21)	487	160
Unremitted earnings—end of year	3,948	2,985	(223)	(18)	6,692	6,511
	4,048	3,658	(292)	(39)	7,375	7,117
Total Liabilities and Equity	26,200	15,591	3,216	570	45,577	42,284

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Statement of Financial Position
for Self–supported Crown Corporations and Agencies1
as at March 31, 2014—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2014	2013	2014	2013
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total
	$	$	$	$	$	$	$
Assets
Cash and cash equivalents	88	29	124	241	218	486	475
Accounts receivable	40	7	3	50	78	2,183	2,195
Inventories	59			59	63	268	335
Other investments	16		115	131	118	14,509	13,272
Tangible capital assets	348	222	114	684	696	23,489	21,884
Other assets	1	187	1	189	188	5,996	5,484
Total Assets	552	445	357	1,354	1,361	46,931	43,645
Liabilities
Accounts payable and accrued liabilities	64	13	189	266	284	14,394	14,100
Deferred revenue	25		32	57	55	4,026	3,915
Due to Province of British Columbia	49			49	83	848	422
Debt due to Province of British Columbia	86			86	65	19,392	17,217
Other debt	200	232		432	450	432	450
	424	245	221	890	937	39,092	36,104
Equity
Investment by Province of British Columbia	93	197	107	397	361	593	807
Other comprehensive income	1		(7)	(6)	(6)	481	154
Unremitted earnings—end of year	34	3	36	73	69	6,765	6,580
	128	200	136	464	424	7,839	7,541
Total Liabilities and Equity	552	445	357	1,354	1,361	46,931	43,645

1Self–supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self-supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

            7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Railway Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Summary of Results of Operations and Statement
of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2014

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2014	2013
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub-Total	Sub-Total
	$	$	$	$	$	$
Revenue	5,417	4,665	94	5,764	15,940	15,009
Expense	4,848	4,529	182	3,722	13,281	12,266
Net earnings of self–supported Crown corporations and agencies	569	136	(88)	2,042	2,659	2,743
Dividends	(199)	(237)		(1,801)	(2,237)	(2,017)
Adjustments to dividends				(241)	(241)	(248)
Transfers (to) from deferred revenue					0	0
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	370	(101)	(88)	0	181	478
Unremitted earnings—beginning of year	3,578	3,135	(135)	(18)	6,560	6,059
Adjustments to unremitted earnings		(49)			(49)	(26)
Unremitted earnings—end of year	3,948	2,985	(223)	(18)	6,692	6,511
Accumulated other comprehensive income—beginning of year	71	332	(249)	(45)	109	50
Adjustments to accumulated other comprehensive income		49		2	51	29
Other comprehensive income	(17)	292	30	22	327	81
Accumulated other comprehensive income—end of year	54	673	(219)	(21)	487	160
Investment by Province of British Columbia	46		150		196	446
Equity in self–supported Crown corporations and agencies for the year	4,048	3,658	(292)	(39)	7,375	7,117

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Summary of Results of Operations and Statement
of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2014—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2014	2013	2014	2013
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total
	$	$	$	$	$	$	$
Revenue	116	60	31	207	170	16,147	15,179
Expense	110	37	18	165	137	13,446	12,403
Net earnings of self–supported Crown corporations and agencies	6	23	13	42	33	2,701	2,776
Dividends	(7)	(26)	(14)	(47)	(52)	(2,284)	(2,069)
Adjustments to dividends						(241)	(248)
Transfers (to) from deferred revenue	9			9	3	9	3
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	8	(3)	(1)	4	(16)	185	462
Unremitted earnings—beginning of year	21	6	37	64	84	6,624	6,143
Adjustments to unremitted earnings	5			5	1	(44)	(25)
Unremitted—earnings end of year	34	3	36	73	69	6,765	6,580
Accumulated other comprehensive income—beginning of year			(6)	(6)	(6)	103	44
Adjustments to accumulated other comprehensive income						51	29
Other comprehensive income	1		(1)			327	81
Accumulated other comprehensive income—end of year	1	0	(7)	(6)	(6)	481	154
Investment by Province of British Columbia	93	197	107	397	361	593	807
Equity in self-supported Crown corporations and agencies for the year	128	200	136	464	424	7,839	7,541

1Self-supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self–supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self-supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Railway Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Tangible Capital Assets1
for the Fiscal Year Ended March 31, 2014

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2014	2013
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	4,559	28,511	16,940	3,193	3,200	6,165	62,568	59,967
Additions	87	1,216	743	364	334	407	3,151	3,279
Disposals and valuation adjustments	(45)	(151)	(6)	(67)	(332)	(266)	(867)	(678)
	4,601	29,576	17,677	3,490	3,202	6,306	64,852	62,568
Accumulated Amortization
Opening balance	(222)	(10,080)	(7,722)	(1,221)	(2,270)	(4,291)	(25,806)	(24,275)
Amortization expense	(21)	(797)	(448)	(90)	(269)	(446)	(2,071)	(2,065)
Effect of disposals and valuation adjustments	3	127	5	67	327	274	803	534
	(240)	(10,750)	(8,165)	(1,244)	(2,212)	(4,463)	(27,074)	(25,806)
Net book value for the year ended March 31, 2014	4,361	18,826	9,512	2,246	990	1,843	37,778

Net book value for the year ended March 30, 2013	4,337	18,431	9,218	1,972	930	1,874		36,762

1This statement includes assets that are held on capital leases at March 31, 2014 at a gross value of $385 million less accumulated amortization of $(210) million for a net book value totalling $175 million (2013: gross value of $397 million less accumulated amortization of $(218) million for a net book value of $179 million) comprised of: heavy equipment gross $6 million less accumulated amortization $(2) million for a net book value of $4 million (2013: gross $6 million less accumulated amortization $(2) million for a net book value of $4 million); vehicles gross $35 million less accumulated amortization $(34) million for a net book value of $1 million (2013: gross $58 million less accumulated amortization $(53) million for a net book value of $5 million); computer hardware/software gross $145 million less accumulated amortization $(122) million for a net book value of $23 million (2013: gross $147 million less accumulated amortization $(116) million for a net book value of $31 million); buildings gross $160 million less accumulated amortization $(26) million for a net book value of $134 million (2013: gross $155 million less accumulated amortization $(22) million for a net book value $133 million); and other assets gross $39 million less accumulated amortization $(26) million for a net book value of $13 million (2013: gross $31 million less accumulated amortization $(25) million for a net book value of $6 million).

2Historical cost includes work in progress at March 31, 2014 totalling $2,422 million (2013: $3,188 million) comprised of: buildings $1,040 million (2013: $1,380 million); land improvements $23 million (2013: $28 million); highway infrastructure $365 million (2013: $1,204 million); transportation equipment $562 million (2013: $241 million); computer hardware/software $360 million (2013: $273 million); and specialized equipment $72 million (2013: $62 million). Work in progress is not amortized. Work in progress includes capitalized interest expense at March 31, 2014 totalling $29 million (2013: $33 million).

3“Other” at net book value includes office furniture and equipment $656 million (2013: $700 million), vehicles $66 million (2013: $63 million), machinery $946 million (2013: $938 million) and miscellaneous $175 million (2013: $173 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Supplementary Statement to the
Summary Financial Statements
Consolidated Statement of Guaranteed Debt
as at March 31, 2014

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2014		2013
	Maximum Guarantee Authorized	Net Outstanding	Maximum Guarantee Authorized	Net Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375	7	375	12
Subtotal, general government	375	7	375	12
Health and education:
Financial Administration Act student aid loans	2	2	2	2
Subtotal, health and education	2	2	2	2

Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	10	4	10	5
Home Mortgage Assistance Program Act mortgages	1		1
Subtotal, natural resources and economic development	11	4	11	5
Total taxpayer–supported guaranteed debt	388	13	388	19

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self–supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	23	398	29
Provision for probable payout		(7)		(7)
Net total, all guaranteed debt	398	16	398	22

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2013: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information
(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)    the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)    the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Academic Health Council	1	(2)	(1)			(1)
BC Games Society	2	(2)
British Columbia Health Services Purchasing Organization
BC Immigrant Investment Fund Ltd.	11	(6)	5			5
British Columbia Innovation Council	9	(9)		(1)		(1)
B.C. Pavilion Corporation	111	(122)	(11)	(35)		(46)
BC Transportation Financing Authority	778	(915)	(137)	(108)		(245)
British Columbia Assessment Authority[3]	89	(86)	3			3
British Columbia Housing Management Commission	610	(610)		(11)		(11)
British Columbia Public School Employers’ Association	4	(5)	(1)	(2)		(3)
British Columbia Securities Commission	75	(49)	26			26
British Columbia Transit	309	(309)		(10)		(10)
Canadian Blood Services	151	(149)	2	(1)		1
Columbia Basin Trust	6	(28)	(22)	(1)	26	3
Community Living British Columbia	789	(789)		5		5
Community Social Services Employers’ Association	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	53	(52)	1			1
First Peoples’ Heritage, Language and Culture Council	4	(4)
Forestry Innovation Investment Ltd.	19	(18)	1			1
Health Employers Association of British Columbia	14	(14)
Industry Training Authority	111	(109)	2	1		3
Knowledge Network Corporation	12	(12)		(1)		(1)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2014—Continued
(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued

Legal Services Society	80	(81)	(1)			(1)
Nechako–Kitamaat Development Fund Society		(1)	(1)			(1)
Oil and Gas Commission	46	(44)	2			2
Organized Crime Agency of British Columbia Society	6	(7)	(1)			(1)
Pacific Carbon Trust Inc.	20	(13)	7			7
Partnerships British Columbia Inc.	11	(11)
Post–Secondary Employers’ Association	1	(1)
Private Career Training Institutions Agency	5	(4)	1	(1)
Provincial Capital Commission	9	(3)	6	(2)	(16)	(12)
Provincial Rental Housing Corporation	353	(58)	295	(8)		287
Rapid Transit Project 2000 Ltd.	13	(13)		(13)		(13)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	19	(19)
Trades Training Consortium of British Columbia
Taxpayer–supported Crown corporations and agencies	3,727	(3,551)	176	(188)	10	(2)

SUCH Sector
School Districts	5,673	(5,661)	12	178		190
Universities	4,170	(4,079)	91	(87)	7	11
Colleges and Institutes	1,144	(1,138)	6	4		10
Health Authorities	12,745	(12,602)	143	51		194
Hospital Societies	1,033	(1,033)		(1)		(1)
SUCH sector	24,765	(24,513)	252	145	7	404
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	28,492	(28,064)	428	(43)	17	402

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2014—Continued
(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	5,392	(4,843)	549		(167)	382
British Columbia Liquor Distribution Branch	2,956	(2,079)	877		(877)
British Columbia Lottery Corporation	2,808	(1,643)	1,165		(1,165)
Columbia Power Corporation	25	(5)	20		(32)	(12)
Insurance Corporation of British Columbia[3]	4,665	(4,529)	136		(237)	(101)
Transportation Investment Corporation	94	(182)	(88)			(88)
Sub–total	15,940	(13,281)	2,659	0	(2,478)	181
British Columbia Railway Company[3]	31	(18)	13		(14)	(1)
Columbia Basin Trust joint ventures[5]	60	(37)	23		(26)	(3)
Great Northern Way Campus Trust[6]	28	(28)			(1)	(1)
Heritage Realty Properties Ltd.[7]	7	(7)
SFU Community Trust	27	(18)	9		(6)	3
UBC Properties Investments Ltd.	46	(40)	6			6
Vancouver Island Technology Park Trust[7]	5	(4)	1			1
Miscellaneous	3	(4)	(1)			(1)
Sub–total	207	(156)	51	0	(47)	4
Net impact of self–supported Crown corporations and agencies	16,147	(13,437)	2,710	0	(2,525)	185

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January–March 2013 and an inclusion of the stub period of January–March 2014.

4Subsidiary of B.C. Transportation Financing Authority.

5Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co–owned with Columbia Power Corporation.

6Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

SUCH 1 Statement of Financial Position
as at March 31, 2014
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2014 Total	2013 Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,015	378	235	1,054	2,682	2,105
Temporary investments	44	42	52	39	177	674
Accounts receivable	132	166	24	70	392	413
Inventories for resale	18	19	8	1	46	44
Due from Crown corporations, agencies and trust funds	206	18	18	8	250	281
Due from other governments	32	12	3		47	99
Due from self–supported Crown corporations and agencies		49			49	93
Equity in self–supported Crown corporations and agencies		115	16	(1)	130	79
Loans, advances and mortgages receivable	13	33			46	49
Other investments	74	1,567	68	81	1,790	1,663
Sinking fund investments		25	9		34	58
Financial assets before accounting adjustments	1,534	2,424	433	1,252	5,643	5,558
Policy accounting adjustments	18	(372)	(6)	54	(306)	(152)
Financial assets	1,552	2,052	427	1,306	5,337	5,406

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

SUCH 1 Statement of Financial Position
as at March 31, 2014—Continued
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2014 Total	2013 Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,971	489	184	560	3,204	3,119
Due to other governments	20	5	3		28	56
Due to Crown corporations, agencies and trust funds	27	3	3	2	35	45
Deferred revenue	5,438	4,471	976	5,330	16,215	15,724
Taxpayer–supported debt	1,306	658	94	28	2,086	2,091
Liabilities before accounting adjustments	8,762	5,626	1,260	5,920	21,568	21,035
Policy accounting adjustments	(3,858)	(2,431)	(766)	(4,970)	(12,025)	(11,740)
Liabilities	4,904	3,195	494	950	9,543	9,295
Net liabilities	(3,352)	(1,143)	(67)	356	(4,206)	(3,889)

Non–financial Assets

Tangible capital assets	6,517	5,260	1,154	7,032	19,963	19,571
Restricted assets		1,478	40	2	1,520	1,442
Prepaid program costs	219	22	6	7	254	210
Other assets	250	19	1	3	273	66
Non–financial assets before accounting adjustments	6,986	6,779	1,201	7,044	22,010	21,289
Policy accounting adjustments	(191)	(25)	(9)		(225)	(228)
Non–financial assets	6,795	6,754	1,192	7,044	21,785	21,061
Accumulated surplus (deficit)	3,443	5,611	1,125	7,400	17,579	17,172

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

SUCH 1 Statement of Operations
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2014 Total	2013 Total
	$	$	$	$	$	$
Revenue

Contributions from the federal government	28	490	9	1	528	475
Fees and licenses	333	1,138	307	180	1,958	1,838
Contributions from the provincial government/ Crown corporations and agencies	12,111	1,706	707	5,142	19,666	19,263
Miscellaneous	487	725	113	333	1,658	1,654
Investment income	12	118	8	16	154	189
Total revenue	12,971	4,177	1,144	5,672	23,964	23,419

Expense

Salaries and benefits	6,715	2,579	791	4,592	14,677	14,297
Government transfers		166	9		175	168
Operating costs	5,371	802	217	784	7,174	7,043
Interest	79	42	4	1	126	116
Amortization	531	378	80	274	1,263	1,254
Other	132	112	37	10	291	265

Total operating expense	12,828	4,079	1,138	5,661	23,706	23,143

Surplus (deficit) for the year before accounting adjustments	143	98	6	11	258	276
Policy accounting adjustments	50	(87)	4	178	145	217

Surplus (deficit) for the year	193	11	10	189	403	493

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary Financial Statements
Consolidated Staff Utilization
for the Fiscal Year Ended March 31, 20141
(Unaudited)

				Variance
	2013/14 Budget[2]	2013/14 Actual	2012/13 Actual	2013/14 Actual To Budget	2013/14 vs 2012/13
Consolidated Revenue Fund[3]	26,066	26,526	27,326	460	(800)
Taxpayer-supported Crown corporations and agencies[4]	4,669	4,640	4,508	(29)	132
Total staff utilization	30,735	31,166	31,834	431	(668)

The table above provides a summary of full-time equivalent (FTE) employment.

1Staff utilization is the full-time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer-supported entities within the Summary Financial Statements.

2The budget figures do not include any provisions for the SUCH entities or for the self-supported Crown corporations and agencies.

3See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

4See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund
Extracts
(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements.  For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Statement of Financial Position
as at March 31, 2014
(Unaudited)

	In Millions
	2014	2013
	$	$
Financial Assets
Cash and cash equivalents	249	(84)
Accounts receivable	3,065	2,282
Inventories for resale	24	20
Due from other governments	694	784
Due from Crown corporations and agencies	801	347
Investments in Crown corporations and agencies	594	844
Loans, advances and mortgages receivable	1,538	1,439
Other investments	641	942
Loans for purchase of assets, recoverable from agencies	26,366	23,593
	33,972	30,167
Liabilities
Accounts payable and accrued liabilities	3,280	3,287
Due to other governments	1,009	1,948
Due to Crown corporations, agencies and trust funds	1,479	435
Deferred revenue	3,277	3,862
Employee pension plans	214	165
Taxpayer-supported debt	37,749	35,107
Self-supported debt	18,913	16,898
	65,921	61,702
Net assets (liabilities)	(31,949)	(31,535)

Non-financial Assets
Tangible capital assets	2,426	2,356
Prepaid program costs	445	398
Other assets	524	461
	3,395	3,215
Accumulated operating result	(28,554)	(28,320)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	2014		2013
	Estimated [1]	Actual	Actual
	$	$	$
Revenue
Taxation	20,657	20,263	20,476
Contributions from the federal government	6,043	6,029	5,592
Other revenue	3,021	3,288	2,920
Natural resources	2,725	2,809	2,348
Dividends	2,239	2,252	2,027
	34,685	34,641	33,363
Expense
Health	17,429	17,012	16,580
Education	8,035	7,960	8,001
Social services	3,581	3,741	3,917
Interest[2]	1,257	1,235	1,197
Natural resources and economic development	1,449	1,380	1,705
Transportation	777	772	778
Other	829	593	787
Protection of persons and property	1,206	1,238	1,266
General government	928	960	889
	35,491	34,891	35,120
Operating result for the year before unusual items	(806)	(250)	(1,757)
Liquidation dividends		16
Operating result for the year	(806)	(234)	(1,757)

Accumulated operating result —beginning of year as restated		(28,320)	(26,563)
Accumulated operating result —end of year		(28,554)	(28,320)

1The estimated amount consists of the Main Estimates presented to the Legislative Assembly on June 27, 2013.  It does not include other authorizations granted under statutory authority of $166 million (2013: $240 million).

2Interest expense does not include the following: interest of $1,073 million (2013: $1,007 million) on cost of borrowing for relending to government bodies; interest of nil (2013: $7 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $16 million (2013: $15 million) funded by sinking fund earnings; and, interest of $1 million (2013: $1 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	2014			2013
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(234)	(1,757)
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			204	210
Amortization of public debt deferred revenue and deferred charges			(368)	20
Concessionary loan adjustments decreases			(3)	(55)
(Gain) or loss on sale of tangible capital assets			(199)	(3)
Valuation adjustments			47	66
Accounts receivable (increases)			(785)	(92)
Due from other governments decreases			90	9
Due from self-supported Crown corporations and agencies (increases) decreases			(454)	138
Accounts payable (decreases)			(7)	(35)
Due to other governments (decreases)			(939)	(189)
Due to Crown corporations, agencies and funds increases			1,044	93
Employee pension plan increases			49	55
Items applicable to future operations (decreases)			(736)	(832)
Cash (used for) operations			(2,291)	(2,372)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	220	(298)	(78)	(250)
Cash (used for) capital	220	(298)	(78)	(250)

Investment Transactions
Investment in self-supported Crown corporations and agencies decreases	250		250
Loans, advances and mortgages receivable issues	174	(311)	(137)	(91)
Other investments—net decreases (increases)	439	(138)	301	(100)
Cash derived from (used for) investments	863	(449)	414	(191)
Total cash (requirement)			(1,955)	(2,813)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2014—Continued
(Unaudited)

	In Millions
	2014			2013
	Receipts	Disbursements	Net	Net
	$	$	$	$

Total cash (requirement) carried forward from previous page			(1,955)	(2,813)

Financing Transactions[1]
Public debt increases	30,202	(25,137)	5,065	5,528
(Used for) purchase of assets, recoverable from agencies	12,457	(15,234)	(2,777)	(2,713)
Cash derived from financing	42,659	(40,371)	2,288	2,815
Increase in cash and cash equivalents			333	2
Cash and cash equivalents—beginning of year			(84)	(86)
Cash and cash equivalents—end of year			249	(84)

Cash and cash equivalents are made up of:
Cash			(236)	(227)
Cash equivalents			485	143
			249	(84)

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	2014		2013
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	7,271	6,862	6,977
Corporate income	2,109	2,427	2,204
Harmonized sales		(225)	5,950
Provincial sales	5,913	5,509	25
Carbon	1,187	1,222	1,120
Property	1,893	1,924	1,841
Fuel	505	487	472
Property transfer	715	937	758
Tobacco	709	724	615
Other	435	464	527
Commissions on collection of public funds	(67)	(62)	(12)
Valuation adjustments	(13)	(6)	(1)
Total taxation revenue	20,657	20,263	20,476
Contributions from the Federal Government
Canada health and social transfers	5,883	5,868	5,442
Other contributions	160	161	150
Total contributions from the federal government	6,043	6,029	5,592
Other Revenue
Medical Services Plan premiums	2,059	2,076	1,974
Motor vehicle licences and permits	492	504	489
Other fees and licences	328	360	345
Investment earnings	92	87	87
Miscellaneous	221	235	223
Asset dispositions	1	199	2
Commissions on collection of public funds	(5)	(7)	(6)
Valuation adjustments	(167)	(166)	(194)
Total other revenue	3,021	3,288	2,920
Natural Resource Revenue[2]
Petroleum, natural gas and minerals	1,561	1,517	1,301
Forests	579	693	540
Water and other	592	606	514
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(6)	(6)
Total natural resource revenue	2,725	2,809	2,348

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2014—Continued
(Unaudited)

	In Millions
	2014		2013
	Estimated	Actual	Actual
Dividends
Self supported Crown corporations
British Columbia Hydro and Power Authority	193	167	215
British Columbia Liquor Distribution Branch	851	877	930
British Columbia Lottery Corporation	924	925	870
Columbia Power Corporation	2	32	2
Insurance Corporation of British Columbia	237	237
Other	32	14	10
Total dividends	2,239	2,252	2,027
Net Consolidated Revenue Fund Revenue	34,685	34,641	33,363

Liquidation Dividends		16

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Energy and Mines
Northwest Transmission Line	(57)	(93)	(23)
Finance
British Columbia Transit	(12)	(12)	(12)
BC Transportation Financing Authority	(423)	(432)	(406)
Cowichan Tribes	(2)	(3)	(2)
Municipalities or Eligible Entities	(31)	(32)	(30)
Rural Areas	(312)	(308)	(292)
South Coast British Columbia Transportation Authority	(349)	(357)	(347)
Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(6)	(6)
Natural Gas Development
Oil and Gas Commission	(29)	(31)	(28)
Total	(1,221)	(1,274)	(1,146)

1Personal income tax and corporate income tax revenues are recorded after deductions for non-refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $56 million (2013: $61 million) and corporate income tax were $103 million (2013: $88 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow through share.

Personal income tax revenue was also reduced by $109 million (2013: $107 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $22 million (2013: $17 million).

Property tax revenue was recorded net of home owner grants of $798 million (2013: $792 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $587 million (2013: $412 million).  Natural resource revenue includes mining taxes of $126 million (2013: $150 million), and logging taxes of $24 million (2013: $16 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,241 million (2013: $997 million), road credits of $6 million (2013: $12 million) and summer drilling credits of $3 million (2013: $9 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	75,496		75,496	67,346
Officers of the Legislature	47,311	31,105	78,416	76,808
Office of the Premier	9,008		9,008	8,476
Aboriginal Relations and Reconciliation	82,479	22,419	104,898	103,723
Advanced Education	1,953,255		1,953,255	1,949,944
Agriculture	79,307	(1,200)	78,107	76,509
Children and Family Development	1,345,039		1,345,039	1,341,304
Community, Sport and Cultural Development	181,907		181,907	181,029
Education	5,365,750	46,089	5,411,839	5,411,093
Energy and Mines	24,249	14,853	39,102	39,085
Environment	129,135	1,810	130,945	130,435
Finance	189,707	54,748	244,455	172,536
Forests, Lands and Natural Resource Operations	561,343	59,392	620,735	604,533
Health	16,550,725		16,550,725	16,325,037
International Trade	36,135	11,712	47,847	47,339
Jobs, Tourism and Skills Training	196,654	11,073	207,727	206,353
Justice	1,139,891	35,155	1,175,046	1,169,380
Natural Gas Development	371,560		371,560	371,062
Social Development and Social Innovation	2,487,215	21,940	2,509,155	2,507,434
Technology, Innovation and Citizens’ Services	534,438		534,438	521,989
Transportation and Infrastructure	812,278		812,278	806,042
Management of Public Funds and Debt	1,257,091	(1,511)	1,255,580	1,235,210
Contingencies (All Ministries) and New Programs[1]	225,000	(141,462)	83,538	60,135
Capital Funding	992,535		992,535	739,972
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	835,000		835,000	729,967
Auditor General for Local Government	2,600		2,600	2,490
Environmental Appeal Board and Forest Appeals Commission	2,075		2,075	1,445
Forest Practices Board	3,815		3,815	3,710
Total expense	35,491,000	166,123	35,657,123	34,890,386

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2014—Continued
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	35,067,404	110,334	35,177,738	34,429,937
Statutory
Various Acts		96,343	96,343	96,343
Special Accounts	441,289	172,302	613,591	594,655
Inter–account transfers	(17,693)	(212,856)	(230,549)	(230,549)
Total expense by appropriation 2013/14	35,491,000	166,123	35,657,123	34,890,386

Total expense by appropriation 2012/13	35,631,000	239,785	35,870,785	35,120,415

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		169,960	169,960	169,960
Legislation	3,392		3,392	1,959
Officers of the Legislature	1,160		1,160	952
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1		1
Advanced Education	504		504	469
Agriculture	355	404	759	759
Children and Family Development	1,352		1,352	1,341
Community, Sport and Cultural Development	893		893	84
Education	952		952	33
Energy and Mines	57,284	36,571	93,855	93,841
Environment	18,627	1,936	20,563	20,563
Finance	1,479,461	25,846	1,505,307	1,487,420
Forests, Lands and Natural Resource Operations	136,116	115	136,231	125,759
Health	2,644	10,615	13,259	13,259
International Trade	1		1
Jobs, Tourism and Skills Training	22,052		22,052	14,944
Justice	21,827		21,827	10,483
Natural Gas Development	56,413	2,228	58,641	57,976
Social Development and Social Innovation	39,621		39,621	38,915
Technology, Innovation and Citizens’ Services	131,339		131,339	107,301
Transportation and Infrastructure	2,702		2,702	2,662
Contingencies (All Ministries) and New Programs	73,390	(12,955)	60,435
Environmental Appeal Board and Forest Appeals Commission
Forest Practices Board
Total financing transaction disbursements	2,050,087	234,720	2,284,807	2,148,680

Summary of Appropriations
Loans, investments and other requirements	422,307	176,883	599,190	576,363
Revenue collected for, and transferred to, other entities	1,220,746	57,837	1,278,583	1,274,122
Capital expenditures	407,034		407,034	298,195
Total financing transactions by appropriation	2,050,087	234,720	2,284,807	2,148,680

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education		41
Ministry of Finance	60	44	42
Ministry of Health	3
Ministry of Justice	15
Ministry of Social Development and Social Innovation	11
Total 2013/14	89	85	42

Total 2012/13	169	101	42

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii)and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt
Summary
(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements.  The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2013/14

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies.  In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2014 was $60,693 million, which consists of $60,802 million in the Summary Financial Statements in addition to $702 million of non–guaranteed debt and $24 million of guaranteed debt less$835 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Provincial Debt
as at March 31, 2014
(Unaudited)

The accumulated provincial net debt of $60,693 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2014 , taxpayer–supported net debt totalled $41,068 million including debt incurred for government operating purposes ($10,223 million),educational facilities ($11,631 million), health facilities ($6,038 million), transportation infrastructure ($10,229 million), and other debt ($2,947 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2014 , self–supported debt totalled $19,625 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($15,559 million), the Transportation Investment Corporation ($3,209 million), Columbia River power projects ($470 million), British Columbia Lottery Corporation ($155 million), commercial subsidiaries of certain post–secondary institutions ($198 million), and debt of other government business enterprise ($34 million).

Chart 1 — Provincial debt as at March 31, 2014

In Millions/Percent of Total

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Change in Provincial Debt1
(Unaudited)

Provincial debt increased by $4,877 million in 2013/14 when compared to the prior year. This includes an increase in taxpayer–supported debt of $2,886 million and an increase in self–supported debt of $1,991 million. Warehouse Program debt was zero at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2014.

Taxpayer—supported Debt—Increased by $2,886 million due to an $815 million increase to government direct operating debt, and new capital financing requirements of $486 million in the education sector, $347 million in the health sector, $808 million in the transportation sector, and $430 million for other taxpayer–supported entities which included $299 million for provincial government general capital.

Self–supported Debt — Increased by $1,991 million due to new capital financing requirements of $1,392 million by BC Hydro and Power Authority, $599 million by Transportation Investment Corporation, $23 million by British Columbia Lottery Corporation, offset by a decrease of $17 million by the commercial subsidiaries of certain post–secondary institutions, $5 million by Columbia River power projects, and $1 million by other government business enterprises.

Chart 2 – Change in provincial debt for the year ended March 31, 2014

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Reconciliation of Summary Financial Statements’ Deficit (Surplus)
to Change in Taxpayer–supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2014
(Unaudited)

	In Millions
	2014	2013[1]
	$	$
(Surplus) deficit for the year	(353)	1,152

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus)	(1,740)	(2,325)
Accounts receivable, accounts payable and other working capital net changes	2,578	733
	838	(1,592)

Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	161	501
Tangible capital asset net acquisitions	2,489	3,125
Net (decreases) increases in loans, advances and investments	(249)	337
	2,401	3,963
Net increase in taxpayer–supported debt	2,886	3,523
Taxpayer supported debt—beginning of year	38,182	34,659
Taxpayer supported debt—end of year	41,068	38,182
Self supported debt	19,625	17,634
Total debt [2]	60,693	55,816

Reconciliation of Total Debt to Summary Financial Statements’ Debt as at March 31, 2014
(Unaudited)

	In Millions
	2014	2013
	$	$
Total debt	60,693	55,816

Debt included as part of equity in self–supported Crown corporations and agencies	(702)	(726)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(24)	(29)
Sinking fund investments	835	1,778
Summary Financial Statements’ debt	60,802	56,839

Comprised of:
Taxpayer–supported debt	41,761	39,828
Self–supported debt	19,041	17,011
Summary Financial Statements’ debt	60,802	56,839

1Comparative figures for the previous year have been restated.

2See Summary of Provincial Debt, page 139.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt increased by $4,877 million compared to a budgeted increase of $6,756 million resulting in an $1,879 million improvement over budget net of the $150 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt increased by $2,886 million compared to a budgeted increase of $4,376 million. The $1,490 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($1,119 million), education ($100 million), health facilities ($122 million), transportation ($44 million) and other capital investments ($105 million).

Self–supported debt increased by $1,991 million compared to a budgeted increase of $2,230 million. The $239 million improvement over budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($99 million), Transportation Investment Corporation ($106 million), British Columbia Lottery Corporation ($18 million), the commercial subsidiaries of certain post–secondary institutions ($17 million) offset by higher than forecasted borrowing for other government business enterprises ($1 million).

Chart 3 – Change in provincial debt1 (actual vs budget) for the year ended March 31, 2014

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Interprovincial Comparison of Taxpayer—supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2013 are 16.8%

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Interprovincial Comparison of Taxpayer–supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2013 are 4.0%

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Debt-Related Statements

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia and its subsidiaries, which comprise the summary of provincial debt as at March 31, 2014, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and  compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2014.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes of the debt-related statements and for the preparation of the debt-related statements in accordance with the sated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility under the Auditor General Act is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Government’s preparation and fair presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Government, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary of Provincial Debt

Opinion

In my opinion, the summary of provincial debt as at March 31, 2014, the key indicators of provincial debt and the summary of performance measures for the year then ended, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

/s/ Russ Jones
Victoria, British Columbia	Russ Jones, MBA, CA
July 4, 2014	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary of Provincial Debt1

as at March 31

	In Millions
	2014	2013	2012	2011	2010
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	7,527	6,712	5,117	4,268	4,663
Provincial government general capital[2]	2,696	2,696	2,696	2,696	2,696
	10,223	9,408	7,813	6,964	7,359
Education[3]
Schools	7,245	6,830	6,407	6,016	5,777
Post–secondary institutions	4,386	4,315	4,185	4,092	3,824
	11,631	11,145	10,592	10,108	9,601
Health facilities[3]	6,038	5,691	5,293	4,895	4,389

Highways, ferries and public transit
BC Transportation Financing Authority	7,912	7,084	6,287	5,785	5,211
British Columbia Transit	143	163	183	158	140
Public transit[3]	1,000	1,000	1,000	997	997
SkyTrain extension[3]	1,174	1,174	1,174	1,155	1,154
	10,229	9,421	8,644	8,095	7,502
Other
BC Pavilion Corporation	382	383	383	250	49
Homeowner Protection Office[4]					144
Provincial government general capital[2]	1,372	1,073	808	570	294
Social Housing[5]	719	658	674	511	305
Other[6]	474	403	452	428	325
	2,947	2,517	2,317	1,759	1,117
Total taxpayer–supported debt	41,068	38,182	34,659	31,821	29,968

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2014	2013	2012	2011	2010
	$	$	$	$	$
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[7]	15,559	14,167	12,978	11,710	10,862
British Columbia Lottery Corporation	155	132	90	85	60
Columbia River power projects[8]	470	475	481	183	196
Post–secondary institutions’ subsidiaries[9]	198	215	173	173	220
Transportation Investment Corporation	3,209	2,610	1,779	1,148	544
Other[10]	34	35	33	34	35
Total self–supported debt	19,625	17,634	15,534	13,333	11,917
Total provincial debt	60,693	55,816	50,193	45,154	41,885

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Separate disclosures of borrowing for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10.

3Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

4Effective April 1, 2010, the provincial government assumed responsibility for the fiscal agency loans and loan guarantees of the Homeowner Protection Office ($144 million).

5Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

6Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

7Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the  fiscal agency loans of the British Columbia Transmission Corporation ($70 million). Figures for prior years have been restated.

8Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

9Includes Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd. and Vancouver Island Technology Park.

10Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt and British Columbia Liquor Distribution Branch.

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles.  In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest.  Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported  as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt and the Summary of Provincial Debt table has been restated to reflect this policy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2014		2013	2012	2011	2010
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	111.5	107.7	104.1	94.7	88.5	86.5
Taxpayer–supported	98.7	96.1	93.7	85.1	78.8	82.6

Debt per Capita ($) [2]
Total provincial	13,411	13,246	12,285	11,156	10,111	9,496
Taxpayer–supported	9,121	8,963	8,404	7,703	7,125	6,794

Debt to GDP (percent) [3]
Total provincial	27.0	26.9	25.4	23.3	21.9	21.4
Taxpayer–supported	18.4	18.2	17.4	16.1	15.4	15.3

Interest Bite (cents per dollar of revenue) [4]
Total provincial	4.7	4.5	4.4	4.3	4.2	4.6
Taxpayer–supported	4.1	3.9	3.9	4.0	4.0	4.2

Interest Costs ($ millions)
Total provincial	2,641	2,547	2,336	2,300	2,155	2,205
Taxpayer–supported	1,777	1,686	1,590	1,625	1,596	1,534

Interest Rate (percent) [5]
Taxpayer–supported	4.4	4.3	4.4	4.9	5.2	5.4

Background Information:
Revenue ($ millions)
Total provincial[6]	56,137	56,356	53,626	53,005	51,044	48,438
Taxpayer–supported[7]	43,119	42,725	40,757	40,746	40,394	36,272

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31—Continued

	2014		2013	2012	2011	2010
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	62,572	60,693	55,816	50,193	45,154	41,885
Taxpayer–supported[8]	42,558	41,068	38,182	34,659	31,821	29,968

Provincial GDP ($ millions)[9]	231,806	225,794	219,994	215,148	205,996	195,966

Population (thousands at July 1)[10]	4,666	4,582	4,543	4,499	4,466	4,411

1Figures for prior years have been restated to conform with the presentation used for 2013/14 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2014 divided by population at July 1, 2013).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2014 divided by 2013 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2013 is used for the fiscal year ended March 31, 2014). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in February 2014 has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2013 is used for the fiscal year ended March 31, 2014 ).

Summary of Performance Measures
for the Fiscal Year Ended March 31, 2014

	2014	2014	2013
	Target	Actual	Actual
Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer supported debt to GDP ratio[2]	18.4%	18.2%	17.4%
Taxpayer supported debt service costs as a percentage of revenue[2]	4.1%	3.9%	3.9%

1Performance target presented in the Ministry of Finance 2014/15–2016/17 Service Plan Update, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely  to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2014/15–2016/17 Service Plan Update, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now included in the Ministry of Finance’s budget estimates from the Budget and Fiscal Plan 2013/14–2015/16. Actual performance measures are those reported in the 2013/14 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter-entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line-by-line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt–the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt–gross debt less sinking fund investments.

(iii) Provincial debt–net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit–the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit–the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non  discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non—financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Definitions—Continued

(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Acronyms
(Unaudited)

APAC	Accounting Policy Advisory Committee

AiP	Agreements in Principle

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCIT	British Columbia Institute of Technology

BCRC	British Columbia Railway Corporation

BCT	British Columbia Transit

BCTS	British Columbia Timber Sales

BTAA	Budget Transparency and Accountability Act

CICA	Canadian Institute of Chartered Accountants

CMHC	Canada Mortgage and Housing Corporation

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FRAS	Financial Reporting and Advisory Services

FTE	Full–time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

GRE	Government reporting entity

HPO	Homeowner Protection Office

HST	Harmonized Sales Tax

ICBC	Insurance Corporation of British Columbia

IFRS	International Financial Reporting Standards

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

OIC	Order in Council

P3	Public private partnership

Pension Corporation	British Columbia Pension Corporation

PHH	PHH Vehicle Management Services Inc.

PSAB	Public Sector Accounting Board

RTP	Rapid Transit Project 2000 Ltd.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2013/14

Acronyms—Continued
(Unaudited)

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

TCA	Tangible capital assets

the Commission	British Columbia Utilities Commission

UBC	University of British Columbia

UVIC	University of Victoria